     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1995

                                                     REGISTRATION NO. 33-
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- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE DETROIT EDISON COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MICHIGAN                              4911                          38-0478650
  (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                            ------------------------

                               2000 SECOND AVENUE
                            DETROIT, MICHIGAN 48226
                                 (313) 237-8000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

             SUSAN M. BEALE, VICE PRESIDENT AND CORPORATE SECRETARY
                           THE DETROIT EDISON COMPANY
                               2000 SECOND AVENUE
                            DETROIT, MICHIGAN 48226
                                 (313) 237-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, pursuant to dividend or, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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- -------------------------------------------------------------------------------------------------------------
        TITLE OF EACH                               PROPOSED MAXIMUM        PROPOSED
     CLASS OF SECURITIES            AMOUNT TO        OFFERING PRICE     MAXIMUM AGGREGATE       AMOUNT OF
      TO BE REGISTERED            BE REGISTERED        PER UNIT(2)       OFFERING PRICE     REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------
   % Quarterly Income Debt
Securities ("QUIDS").........    $105,000,000(1)           --                  (3)             $36,206.90
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- -------------------------------------------------------------------------------------------------------------

(1) Estimated maximum QUIDS issuable by The Detroit Edison Company (the "Company") pursuant to the exchange offer as described herein (the "Exchange Offer").

(2) Each depositary share (the "Depositary Shares"), each representing a one-quarter interest in a share of the Company's Cumulative Preferred Stock ($100 par value), 7.75% Series (the "Preferred Stock"), accepted for exchange will be exchanged for $25 principal amount of QUIDS.

(3) The proposed maximum aggregate offering price equals $105,000,000, calculated pursuant to Rule 457(f) under the Securities Act of 1933 as follows: the product of $25.00 (the average of high and low prices for the Depositary Shares on June 13, 1995, as reported by the New York Stock Exchange Composite Tape) and 4,200,000 (the maximum number of depositary shares which may be tendered pursuant to the Exchange Offer.)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                             CROSS REFERENCE SHEET

              S-4 ITEM NUMBER AND CAPTION                          PROSPECTUS
      -------------------------------------------  -------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                   Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus..............................  "Available Information"; "Incorporation of
                                                   Certain Documents by Reference"; "Table of
                                                   Contents".
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information..............  "Prospectus Summary"; "Ratio of Earnings to
                                                   Fixed Charges and Earnings to Combined
                                                   Fixed Charges and Preferred and Preference
                                                   Stock Dividend Requirements"; "Selected
                                                   Historical Consolidated Fiscal Data".
  4.  Terms of the Transaction...................  "Prospectus Summary"; "Certain Significant
                                                   Considerations"; "The Exchange Offer";
                                                   "Description of QUIDS"; Description of
                                                   Preferred Stock"; "Certain United States
                                                   Federal Income Tax Consequences".
  5.  Pro Forma Financial Information............  "Capitalization".
  6.  Material Contacts with the Company Being
      Acquired...................................  *
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters............................  *
  8.  Interests of Named Experts and Counsel.....  "Legal Opinions"; "Experts"; Independent
                                                   Auditors.
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities................................  *
 10.  Information with Respect to S-3
      Registrants................................  "Incorporation of Certain Documents by
                                                   Reference"; "The Company";
                                                   "Capitalization"; "Market and Trading
                                                   Information"; "Description of QUIDS";
                                                   "Description of Preferred Stock".
 11.  Incorporation of Certain Information by
      Reference..................................  "Incorporation of Certain Documents by
                                                   Reference"
 12.  Information with Respect to S-2 or S-3
      Registrants................................  *
 13.  Incorporation of Certain Information by
      Reference..................................  *
 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants..........  *
 15.  Information with Respect to
      S-3 Companies..............................  *
 16.  Information, with Respect to S-2 or S-3
      Companies..................................  *
 17.  Information with Respect to Companies Other
      Than S-3 or S-2 Companies..................  *
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited.........  *
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer.......................  *

- ---------------
* Item is omitted because answer is negative or Item is inapplicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1995

                           THE DETROIT EDISON COMPANY
                               OFFER TO EXCHANGE

                     % QUARTERLY INCOME DEBT SECURITIES (QUIDSSM)
         (JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, DUE 2025)
                                      FOR
             UP TO 4,200,000 DEPOSITARY SHARES, EACH REPRESENTING A
                     ONE-QUARTER INTEREST IN A SHARE OF ITS
                    CUMULATIVE PREFERRED STOCK, 7.75% SERIES
                            ------------------------

      THE EXCHANGE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
  EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY   , 1995, UNLESS EXTENDED.

    The Detroit Edison Company (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal", which together with the Prospectus, constitute the "Exchange Offer"), to exchange up
to $105,000,000 aggregate principal amount of its     % Quarterly Income Debt
Securities (the "QUIDS") for up to 4,200,000 depositary shares (the "Depositary Shares"), each representing a one-quarter interest in a share of its Cumulative Preferred Stock ($100 par value), 7.75% Series (the "Preferred Stock").

    The QUIDS are offered in minimum denominations of $25 and integral multiples thereof, and the Depositary Shares have a liquidation preference of $25 per share. Consequently, the Exchange Offer will be effected on the basis of $25 principal amount of QUIDS for each Depositary Share validly tendered and accepted for exchange.

    The QUIDS will be issued only in book-entry form through the facilities of The Depository Trust Company ("DTC"). Accordingly, holders of certificated Depositary Shares who are not financial institutions that participate in DTC's book-entry-only system ("DTC Participant") and who wish to participate in the Exchange Offer must either (i) make arrangements with a DTC Participant to have such participant (a) tender their Depositary Shares in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Depositary Shares" and in the Letter of Transmittal and (b) receive QUIDS issued in exchange therefor or (ii) tender their Depositary Shares in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Depositary Shares" and in the Letter of Transmittal and make use of the facilities provided by Bankers Trust Company, as Custodian (the "Custodian"), so that, in either case, such holders may become beneficial owners of QUIDS issued in the Exchange Offer. See "Acceptance of Depositary Shares; Delivery of QUIDS
- -- Custodial Arrangements". Under the terms of the Exchange Offer, no certificated QUIDS will be issued in exchange for Depositary Shares.

    Pursuant to the terms of the Exchange Offer, the Company will accept for exchange up to 4,200,000 Depositary Shares validly tendered and not properly
withdrawn prior to 5:00 p.m., New York City time, on July   , 1995 or if the
Exchange Offer is extended by the Company, in its sole discretion, the latest time and date to which it is extended (the "Expiration Time"). Tenders of Depositary Shares pursuant to the Exchange Offer are irrevocable, except that Depositary Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may be withdrawn at any time after 40 business days from the date of this Prospectus. A holder of Depositary Shares who desires to tender such shares and whose certificates for such shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, may tender such Depositary Shares by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

    The expenses of soliciting tenders of Depositary Shares will be borne by the Company. Subject to the receipt of a Letter of Transmittal with the part thereof entitled "Notice of Solicited Tenders" properly completed and duly executed as described herein, the Company will pay to any Soliciting Dealer (as hereinafter defined) a solicitation fee of $0.50 per Depositary Share tendered and accepted for exchange pursuant to the Exchange Offer. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes". For a description of the other terms of the Exchange Offer, see "The Exchange Offer".

    SEE "PROSPECTUS SUMMARY -- COMPARISON OF QUIDS AND DEPOSITARY SHARES" AND "CERTAIN SIGNIFICANT CONSIDERATIONS" FOR A DESCRIPTION OF THE PRINCIPAL TERMS OF AND CERTAIN SIGNIFICANT CONSIDERATIONS RELATING TO THE EXCHANGE OFFER, THE DEPOSITARY SHARES AND THE QUIDS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
           CRIMINAL OFFENSE.

                                             (Cover continued on following page)
- ---------------
SM QUIDS is a service mark of Goldman, Sachs & Co.
                            ------------------------

                The Dealer Managers for the Exchange Offer are:

                              GOLDMAN, SACHS & CO.
                            ------------------------

                 The date of this Prospectus is June   , 1995.

     The QUIDS will mature on September 30, 2025 and will bear interest at an
annual rate of      % from the first day following the Expiration Time (the
"Issuance Date"). In addition, holders will receive interest on the QUIDS at a rate of 7.75% per annum from July 15, 1995 (the last regular dividend payment date with respect to the Depositary Shares) to but excluding the Issuance Date, payable on the first interest payment date on the QUIDS. Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1995; provided that, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing with respect to the QUIDS, the Company will have the right to extend the interest payment period at any time and from time to time on the QUIDS, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. As a consequence, the quarterly interest payments on the QUIDS would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the QUIDS) during any such extended interest payment period (each a "Deferral Period"). In the event that the Company exercises this right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock (as hereinafter defined) during such Deferral Period, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including DTE Holdings, Inc. ("Holdings"), for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of Holdings. See "The Company -- Formation of Holding Company". The Company has no current intention of exercising its right to extend an interest payment period. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date (as hereinafter defined) and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly payment periods anew, subject to the above requirements. See "Description of QUIDS -- Quarterly Payments" and "-- Payment Deferrals".

     The QUIDS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, but senior to all Capital Stock of the Company, including the Depositary Shares. On March 31, 1995, approximately $4.3 billion of such Senior Indebtedness was outstanding. See "Description of QUIDS -- Subordination", and "-- Subrogation".

     The QUIDS will be redeemable at the option of the Company, in whole or in part, at any time on or after June 30, 1998, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption (which is approximately ten weeks after which the Depositary Shares are first redeemable at the option of the Company). See "Description of QUIDS -- Optional Redemption".

     For federal income tax purposes, the exchange of Depositary Shares for QUIDS will be a taxable transaction, and the QUIDS will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

     The Depositary Shares (of which there are 6,000,000 outstanding) are listed and principally traded on the New York Stock Exchange (the "NYSE"). On April 12, 1995, the last full day of trading prior to the initial public announcement of the Exchange Offer, the closing sales price of the Depositary Shares on the
NYSE, as reported on the Composite Tape, was $24.00 per share. On June   , 1995,
the last full day of trading prior to the commencement of the Exchange Offer, the closing sales price of the Depositary Shares on the NYSE as reported on the Composite Tape was

$       per share. Holders of Depositary Shares are urged to obtain current market quotations therefor.

     The QUIDS constitute a new issue of debt securities with no established trading market. While the Company intends to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future on the NYSE. Moreover, to the extent that Depositary Shares are tendered and accepted in the Exchange Offer, a holder's ability to sell Depositary Shares not tendered for exchange could be adversely affected.

     Goldman, Sachs & Co. (the "Dealer Managers") are acting as Dealer Managers for the Exchange Offer. The Dealer Managers have agreed to use their best efforts to solicit the exchange of Depositary Shares pursuant to the Exchange Offer. Bankers Trust Company (the "Exchange Agent") is acting as Exchange Agent in connection with the Exchange Offer and Georgeson & Company Inc. (the "Information Agent") is acting as Information Agent in connection with the Exchange Offer.

     Questions and requests for assistance may be directed to the Dealer Managers or the Information Agent, as set forth on the back cover of this Prospectus. Requests for or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE COMPANY IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF THE COMPANY BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE EXCHANGE OFFER WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE COMPANY WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE COMPANY CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS RESIDING IN SUCH JURISDICTIONS. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE EXCHANGE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the QUIDS being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the securities of the Company are listed on the NYSE. Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company or Holdings with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

          1. the Company's Annual Report on Form 10-K for the year ended December 31, 1994;

          2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

          3. the Proxy Statement of the Company/Prospectus of Holdings dated March 9, 1995; and

          4. the Company's Current Reports on Form 8-K filed January 27, 1995 and March 1, 1995.

     Each document filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Susan M. Beale, Vice President and Corporate Secretary, The Detroit Edison Company, 2000 Second Avenue, Detroit, Michigan 48226; (313) 237-8000.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
  Available Information...............................................................    3
  Incorporation of Certain Documents by Reference.....................................    4
  Summary.............................................................................    6
    Comparison of QUIDS and Depositary Shares.........................................   12
  Certain Significant Considerations..................................................   14
  The Company.........................................................................   16
  Selected Historical Consolidated Financial Data.....................................   16
  Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed Charges and
    Preferred and Preference Stock Dividend Requirements..............................   16
  Capitalization......................................................................   17
  The Exchange Offer..................................................................   17
  Market and Trading Information......................................................   29
  Description of QUIDS................................................................   31
  DTC Book-Entry-Only System..........................................................   36
  Description of Preferred Stock......................................................   38
  Certain United States Federal Income Tax Consequences...............................   41
  Legal Opinions......................................................................   44
  Experts.............................................................................   44

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or by documents incorporated by reference into the Prospectus. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

                                  THE COMPANY

     The Company is a Michigan corporation and a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile service area in southeastern Michigan which includes about 13% of Michigan's total land area and about half of its population, electric energy consumption and industrial capacity. At the Company's April 1995 Annual Meeting of Common Stock Shareholders, such holders approved the formation of a holding company. See "The Company -- Formation of Holding Company".

                        CERTAIN INVESTOR CONSIDERATIONS

     Prospective investors should carefully review the information contained elsewhere in this Prospectus prior to making a decision regarding the Exchange Offer and should particularly consider the following matters:

POTENTIAL BENEFITS TO EXCHANGING HOLDERS

     - The annual interest rate on the QUIDS will be   %, as compared with the
       indicated annual dividend rate of 7.75% on the Depositary Shares (of which there are currently 6,000,000 shares outstanding). See "Comparison of QUIDS and Depositary Shares" below.

     - The QUIDS will rank senior to the Depositary Shares as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the QUIDS are unsecured obligations of the Company and will be, and the Depositary Shares are, subordinate in right to payment to all existing and future Senior Indebtedness of the Company and effectively subordinated to all obligations of the Company's subsidiaries. See "Certain Significant Considerations -- Subordination of QUIDS".

     - While dividends on the Depositary Shares may be deferred indefinitely, the interest payment period on the QUIDS can only be extended for a maximum of 20 consecutive quarterly interest payment periods. In each case, however, the Company has no current intention of exercising its right to defer such payments. See "Certain Significant Considerations -- Right of Company to Defer Payment of Interest".

     - In order to benefit from the higher annual interest rate on the QUIDS, holders of Depositary Shares need not pay any additional cash. Holders of Depositary Shares wishing to participate in the Exchange Offer must tender their Depositary Shares in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Depositary Shares" and in the Letter of Transmittal prior to the Expiration Time.

POTENTIAL RISKS TO EXCHANGING HOLDERS

     - Participation in the Exchange Offer will be a taxable event. See "Certain Significant Considerations -- Exchange Offer as Taxable Event" and "Certain United States Federal Income Tax Consequences".

     - While dividends on the Depositary Shares are eligible for the dividends received deduction for corporate holders, interest on the QUIDS will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders. See "Comparison of QUIDS and Depositary Shares" below.

     - There has not been any public market for the QUIDS. While the Company intends to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future on such exchange. See "Certain Significant Considerations -- Listing and Trading of QUIDS and Depositary Shares".

OTHER CONSIDERATIONS

     - The liquidity and trading market for Depositary Shares could be adversely affected to the extent Depositary Shares are tendered and accepted in the Exchange Offer. See "Certain Significant Considerations -- Listing and Trading of QUIDS and Depositary Shares".

     - While the Depositary Shares were issued in fully registered form, the QUIDS will be issued only in book-entry form through the facilities of DTC. Accordingly, in order to participate in the Exchange Offer holders of certificated Depositary Shares who are not DTC Participants must either (i) make arrangements with a DTC Participant to have such participant tender their Depositary Shares in accordance with the terms of the Exchange Offer and to receive QUIDS issued in exchange therefor or
       (ii) tender their Depositary Shares in accordance with the instructions contained in "The Exchange Offer -- Procedure for Tendering Depositary Shares" and in the Letter of Transmittal and make use of the facilities provided by the Custodian, so that, in either case, such holders may become beneficial owners of QUIDS issued in exchange therefor. Under the terms of the Exchange Offer, no certificated QUIDS will be issued in exchange for Depositary Shares. See "The Exchange Offer -- Procedure for Tendering Depositary Shares" and "-- Acceptance of Depositary Shares; Delivery of QUIDS -- Custodial Arrangements" and "DTC Book-Entry-Only System".

     - Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Custodian, the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of Depositary Shares pursuant to the Exchange Offer.

     - The Company will pay all reasonable charges and expenses in connection with the Exchange Offer, other than any applicable income taxes or any charges that individual brokerage firms charge their clients for other services rendered in connection with tendering their shares. Holders of Depositary Shares may be obligated to pay fees charged by DTC Participants in order for such participants to tender such holder's Depositary Shares and to receive QUIDS in exchange therefor on behalf of such holder. Holders of certificated Depositary Shares who are not DTC Participants will not be obligated to pay fees charged by the Custodian related to the establishment and maintenance of accounts opened by such holder to receive QUIDS issued in exchange for Depositary Shares accepted in accordance with the terms of the Exchange Offer. See "The Exchange Offer -- Acceptance of Depositary Shares; Delivery of QUIDS -- Custodial Arrangements".

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing Depositary Shares with QUIDS. The potential cash flow benefit to the Company arises because interest payable on the QUIDS will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable with respect to the Depositary Shares are not deductible. See "The Exchange Offer -- Purpose of the Exchange Offer".

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering to exchange up to $105,000,000 aggregate principal amount of its QUIDS for up to 4,200,000 Depositary Shares, each representing a one-quarter interest in a share of its Preferred Stock. Exchanges will be made on the basis of $25 principal amount of QUIDS for each Depositary Share validly tendered and accepted for exchange. See "The Exchange Offer -- General". As of the date of this Prospectus, there are 6,000,000 Depositary Shares outstanding.

     Pursuant to the terms of the Exchange Offer, the Company will accept for exchange up to 4,200,000 Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Time. Depositary Shares not accepted for exchange because of proration will be returned. See "Proration" below.

SECURITIES OFFERED

     The QUIDS will mature on September 30, 2025 and will bear interest at an
annual rate of   % from the Issuance Date. In addition, holders will receive interest on the QUIDS at a rate of 7.75% per annum from July 15, 1995 (the last regular dividend payment date with respect to the Depositary Shares) to but excluding the Issuance Date, payable on the first interest payment date on the QUIDS. Interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing September 30, 1995; provided that, so long as an Event of Default has not occurred and is not continuing with respect to the QUIDS, the Company will have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to extend the interest payment period at any time and from time to time on the QUIDS, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. As a consequence, quarterly interest payments on the QUIDS would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the QUIDS) during any Deferral Period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock during such Deferral Period, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including Holdings, for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of Holdings. See "The Company -- Formation of Holding Company". The Company has no current intention of exercising its right to extend an interest payment period. However, should the Company determine to exercise such right in the future, the market price of the QUIDS is likely to be adversely affected. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly interest payment periods anew, subject to the above requirements. See "Description of QUIDS -- Quarterly Payments" and
"-- Payment Deferrals".

     The QUIDS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company, but senior to all Capital Stock (as defined herein) of the Company, including the Depositary Shares. On March 31, 1995, approximately $4.3 billion of such Senior Indebtedness was outstanding. As the QUIDS will be issued by the Company, the QUIDS effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of QUIDS -- Subordination". The QUIDS will be redeemable at the option of the Company, in whole or in part, at any time on or after June 30, 1998, at a redemption price equal to

100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption (which is the same date which the Depositary Shares are first redeemable at the option of the Company). See "Description of QUIDS -- Optional Redemption".

     For federal income tax purposes, the exchange of Depositary Shares for QUIDS will be a taxable transaction, and the QUIDS will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

EXPIRATION; EXTENSION; AMENDMENTS; TERMINATION; AND WITHDRAWAL RIGHTS

     The Exchange Offer will expire at 5:00 p.m., New York City time on July   ,
1995, unless the Company shall have extended the period during which the Exchange Offer is open, in which event the Exchange Offer will expire at the latest time and date as so extended by the Company. See "The Exchange
Offer -- Expiration; Extension; Termination; Amendment". Tenders of Depositary Shares pursuant to the Exchange Offer are irrevocable, except that Depositary Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus. See "The Exchange Offer -- Withdrawal Rights".

     The Company expressly reserves the right to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Preferred Stock upon the failure of any of the conditions specified in "The Exchange Offer -- Conditions of the Exchange Offer" herein. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment".

PROCEDURES FOR TENDERING

     THE QUIDS WILL BE ISSUED ONLY IN BOOK-ENTRY FORM THROUGH THE FACILITIES OF DTC. ACCORDINGLY, IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER, HOLDERS OF DEPOSITARY SHARES WHO ARE NOT DTC PARTICIPANTS MUST EITHER (I) MAKE ARRANGEMENTS WITH A DTC PARTICIPANT TO HAVE SUCH PARTICIPANT VALIDLY TENDER SUCH DEPOSITARY SHARES IN ACCORDANCE WITH THE TERMS OF THE EXCHANGE OFFER AND TO RECEIVE QUIDS ISSUED IN EXCHANGE THEREFOR OR (II) VALIDLY TENDER SUCH DEPOSITARY SHARES IN ACCORDANCE WITH THE TERMS OF THE EXCHANGE OFFER AND MAKE USE OF THE FACILITIES PROVIDED BY THE CUSTODIAN, SO THAT, IN EITHER CASE, SUCH HOLDERS MAY BECOME BENEFICIAL OWNERS OF QUIDS ISSUED IN THE EXCHANGE OFFER. UNDER THE TERMS OF THE EXCHANGE OFFER, NO CERTIFICATED QUIDS WILL BE ISSUED IN EXCHANGE FOR DEPOSITARY SHARES.

     In order for Depositary Shares to be validly tendered pursuant to the Exchange Offer, (i) the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) properly completed and duly executed in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Depositary Shares, must be received by the Exchange Agent, at either of its addresses set forth on the back cover page of this Prospectus and either (a) certificates for the Depositary Shares must be received by the Exchange Agent at either address or (b) such Depositary Shares must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Time or (ii) the guaranteed delivery procedures described herein must be complied with. See "The Exchange Offer -- General" and "-- Procedure for Tendering Depositary Shares".

     By complying with the procedures set forth above, holders of Depositary Shares will effect a tender of the underlying Preferred Stock by tendering such Depositary Shares to the Exchange

Agent who, as agent for tendering holders, will withdraw such underlying Preferred Stock and tender it in the Exchange Offer.

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING DEPOSITARY SHARES SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

SPECIAL PROCEDURE FOR BENEFICIAL OWNERS

     Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer -- Procedures for Tendering Depositary Shares".

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Depositary Shares to reach the Exchange Agent before the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures".

PRORATION

     If more than 4,200,000 Depositary Shares are validly tendered and not properly withdrawn prior to the Expiration Time, the Company will, upon the terms and subject to the conditions of the Exchange Offer, accept for exchange 4,200,000 Depositary Shares so tendered and not properly withdrawn on a pro rata basis, according to the number of Depositary Shares validly tendered by each holder and not properly withdrawn prior to the Expiration Time (calculated in all cases based on the number of shares tendered), subject to adjustment to avoid the acceptance for exchange of fractional Depositary Shares. If 4,200,000 or fewer Depositary Shares are validly tendered and not properly withdrawn prior to the Expiration Time, the Company will, upon the terms and subject to the conditions of the Exchange Offer, accept for exchange all such Depositary Shares so tendered and not properly withdrawn. See "The Exchange Offer -- Proration".

ACCRUED DIVIDENDS

     Holders of Depositary Shares accepted for exchange pursuant to the Exchange Offer will not receive dividends from July 15, 1995 (the last regular dividend payment date with respect to the Depositary Shares). Holders whose Depositary Shares are accepted for exchange will receive interest on the QUIDS accruing initially at a rate of 7.75% per annum (equal to the indicated dividend rate on the Depositary Shares) from July 15, 1995 to but excluding the Issuance Date,
and thereafter at an annual rate of    %, all payable on the first interest
payment on the QUIDS as described in "Description of QUIDS -- Quarterly Payments". For United States federal income tax purposes, interest accruing from July 15, 1995 to but excluding the Issuance Date will be treated as part of the amount received upon the exchange. See "Certain United States Federal Income Tax Consequences".

     Dividends on Depositary Shares not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with the terms of the underlying Preferred Stock.

ACCEPTANCE OF SHARES AND DELIVERY OF QUIDS

     Subject to the terms and conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer and certain other rights, the Company will accept for exchange Depositary Shares that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Time. Subject to such terms and conditions, the QUIDS issued pursuant to the Exchange Offer will be issued as of the Issuance Date and will be delivered as promptly as practicable following the Expiration Time. See "The Exchange
Offer -- General", "-- Expiration; Extension; Termination; Amendment" and "-- Conditions of the Exchange Offer".

     The QUIDS will be issued only in book-entry form through the facilities of DTC. Accordingly, holders of Depositary Shares accepted for exchange in the Exchange Offer must make arrangements with a DTC Participant in order to receive the QUIDS issued in the Exchange Offer or make use of the facilities provided by the Custodian, so that, in either case, such holders may become beneficial owners of QUIDS issued in exchange for Depositary Shares accepted pursuant to the Exchange Offer. See "Acceptance of Depositary Shares; Delivery of QUIDS -- Custodial Arrangements".

     If proration for tendered Depositary Shares is required, because of the difficulty of determining the aggregate number of Depositary Shares validly tendered and not properly withdrawn (including shares tendered by the guaranteed delivery procedures), the Company may not be able to announce the final results of such proration until at least approximately seven NYSE trading days after the Expiration Time. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Time. Holders of Depositary Shares may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. THE COMPANY WILL NOT ISSUE ANY QUIDS IN EXCHANGE FOR ANY DEPOSITARY SHARES ACCEPTED FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER OR RETURN DEPOSITARY SHARES DELIVERED TO THE EXCHANGE AGENT BUT NOT TENDERED OR RETURN DEPOSITARY SHARES TENDERED BUT NOT ACCEPTED FOR EXCHANGE BECAUSE OF PRORATION UNTIL THE FINAL PRORATION FACTORS ARE KNOWN.

EXCHANGE AGENT AND INFORMATION AGENT

     Bankers Trust Company has been appointed as Exchange Agent in connection with the Exchange Offer. Georgeson & Company Inc. has been appointed as Information Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Information Agent. The addresses and telephone numbers of the Exchange Agent and the Information Agent are set forth on the back cover page of this Prospectus.

DEALER MANAGERS

     Goldman, Sachs & Co. have been retained as Dealer Managers to solicit exchanges of Preferred Stock for QUIDS. Questions with respect to the Exchange Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182.

FEES AND EXPENSES

     The expense of soliciting tenders of Depositary Shares will be borne by the Company. Subject to the receipt of a Letter of Transmittal with the part thereof entitled "Notice of Solicited Tenders" properly completed and duly executed as described herein, the Company will pay to any Soliciting Dealer (as hereinafter defined) a solicitation fee of $0.50 per Depositary Share tendered and accepted for exchange pursuant to the Exchange Offer. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealers. The Company will pay all transfer taxes, if any, applicable to the exchange of Depositary Shares pursuant to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes".

COMPARISON OF QUIDS AND DEPOSITARY SHARES

     The following is a brief summary comparison of certain of the principal terms of the QUIDS and the Depositary Shares.

                                      QUIDS                          DEPOSITARY SHARES
                        ----------------------------------   ----------------------------------
Interest/Dividend       % annual interest payable            7.75% annual dividend, payable
  Rate...............   quarterly in arrears on March 31,    quarterly out of funds legally
                        June 30, September 30 and December   available therefor on January 15,
                        31 of each year, commencing          April 15, July 15 and October 15
                        September 30, 1995, subject to the   of each year, when, as and if
                        Company's right to defer the         declared by the Company's Board of
                        interest payment period at any       Directors.
                        time and from time to time;
                        provided that the aggregate
                        interest payment period, as
                        extended, must end on an Interest
                        Payment Date and must not exceed
                        20 consecutive quarterly interest
                        payment periods or extend beyond
                        the maturity of the QUIDS or any
                        date on which the QUIDS are fixed
                        for redemption as described
                        herein. At the end of each
                        Deferral Period, the Company shall
                        pay all interest then accrued and
                        unpaid (compounded quarterly at
                        the rate of interest on the
                        QUIDS). During any Deferral Period
                        the Company may not declare or pay
                        any dividend on, or redeem,
                        purchase or acquire, any of its
                        Capital Stock, other than
                        redemptions of any series of
                        Capital Stock of the Company
                        pursuant to the terms of any
                        sinking fund provisions with
                        respect thereto. In addition,
                        during any Deferral Period, the
                        Company may not make any advance
                        or loan to, or purchase any
                        securities of, or make any other
                        investment in, any affiliate of
                        the Company, including Holdings,
                        for the purpose of, or to enable
                        the payment of, directly or
                        indirectly, dividends on any
                        equity securities of Holdings.
                        Therefore, the Company believes
                        that the extension of a quarterly
                        interest payment period on the
                        QUIDS is unlikely.
Maturity.............   September 30, 2025                   Not applicable. There is no
                                                             mandatory redemption or sinking
                                                             fund for the Depositary Shares.

                                      QUIDS                          DEPOSITARY SHARES
                        ----------------------------------   ----------------------------------
Optional                Redeemable at the option of the      Redeemable at the option of the
  Redemption.........   Company at any time on or after      Company at any time on or after
                        June 30, 1998, in whole or in        April 15, 1998, in whole or in
                        part, at a redemption price equal    part, at a redemption price equal
                        to 100% of the principal amount      to $100 per share of Preferred
                        redeemed plus accrued and unpaid     Stock (equivalent to $25 per
                        interest to the date fixed for       Depositary Share) plus accrued and
                        redemption.                          accumulated but unpaid dividends
                                                             to the date fixed for redemption.
Subordination........   Unsecured obligations of the         Subordinate to claims of
                        Company and subordinated to all      creditors, including holders of
                        existing and future Senior           the Company's outstanding debt
                        Indebtedness of the Company, but     securities, including the QUIDS,
                        senior to all Capital Stock of the   but senior to the Common Stock of
                        Company, including the Depositary    the Company. Effectively
                        Shares. Effectively subordinate to   subordinated to all obligations of
                        all obligations of the Company's     the Company's subsidiaries.
                        subsidiaries.
Voting Rights........   None.                                Non-voting, except that if
                                                             dividends are in arrears on any
                                                             series of preferred stock of the
                                                             Company for four quarters, the
                                                             holders of all series of the
                                                             Company's preferred stock, voting
                                                             separately as a class, are
                                                             entitled to elect two additional
                                                             members of the Board of Directors
                                                             of the Company.
New York Stock          Application will be made to list     The Depositary Shares are listed
  Exchange Listing...   the QUIDS on the NYSE.               on the NYSE.
Form of Security.....   The QUIDS will be issued only in     The Depositary Shares are in fully
                        book-entry form through the          registered form, if elected.
                        facilities of DTC.
Dividends Received      Interest will not be eligible for    Dividends are eligible for the
  Deduction..........   the dividends received deduction     dividends received deduction for
                        for corporate holders. The           corporate holders. The dividends
                        dividends received deduction is      received deduction is not
                        not applicable for individual,       applicable for individual,
                        non-corporate holders.               non-corporate holders.
Original Issue          The QUIDS will be treated as         The Depositary Shares were not is-
  Discount...........   having been issued with original     sued with original issue discount.
                        issue discount.

                       CERTAIN SIGNIFICANT CONSIDERATIONS

     Prospective exchanging holders of Depositary Shares should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the following:

EXCHANGE OFFER AS TAXABLE EVENT

     All holders of Depositary Shares are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the exchange of Depositary Shares. For federal income tax purposes, the exchange of Depositary Shares for QUIDS will be a taxable transaction, and the QUIDS will be treated as having been issued with original issue discount. The original issue discount rules may accelerate the timing of a holder's recognition of income. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences".

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

     So long as no Event of Default with respect to the QUIDS has occurred and is continuing, the Company shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time, to extend the interest payment period at any time and from time to time on the QUIDS, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. No interest shall be due and payable during a Deferral Period, but on the interest payment date occurring at the end of each Deferral Period the Company shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Deferral Period) all accrued and unpaid interest on the QUIDS, together with interest thereon compounded quarterly at the rate of interest on the QUIDS. In the event that the Company exercises its right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its Capital Stock until deferred interest on the QUIDS is paid in full, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including Holdings, for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of Holdings. See "The Company -- Formation of Holding Company". The Company has no current intention of exercising its right to extend an interest payment period.

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the QUIDS. See "Description of QUIDS -- Payment Deferral".

     In the event a Deferral Period occurs, holders of the QUIDS would continue, under the original issue discount rules, to accrue income on the QUIDS for United States federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its QUIDS prior to the record date for payment of interest at the end of a Deferral Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Deferral Period. The extent to which such a holder will receive a return on the QUIDS for the period it held such QUIDS will depend on the market for the QUIDS at the time of such disposition. See "Certain United States Federal Income Tax Consequences -- United States Holders".

     The Company has no current intention of exercising its right to extend an interest payment period.

POTENTIAL MARKET VOLATILITY DURING DEFERRAL PERIOD

     As described above, the Company has the right to extend an interest payment period from time to time, provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends a Deferral Period, the market price of the QUIDS is likely to be adversely affected. In addition, as a result of such rights, the market price of the QUIDS may be more volatile than other debt instruments that do not have such rights. A holder that disposes of its QUIDS during a Deferral Period, therefore, may not receive the same return on its investment as a holder that continues to hold its QUIDS.

SUBORDINATION OF QUIDS

     The QUIDS are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company, but senior to all Capital Stock of the Company, including the Depositary Shares. On March 31, 1995, approximately $4.3 billion of such Senior Indebtedness was outstanding. There are no terms in the QUIDS that limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the QUIDS. With respect to the QUIDS, the Indenture (as hereinafter defined) does not contain any cross-defaults to any other indebtedness of the Company, and therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an "Event of Default" with respect to the QUIDS. As the QUIDS will be issued by the Company, the QUIDS effectively will be subordinate to all obligations of the Company's subsidiaries. See "Description of QUIDS -- Subordination" and "-- Subrogation".

LISTING AND TRADING OF QUIDS AND DEPOSITARY SHARES

     The exchange of Depositary Shares pursuant to the Exchange Offer will reduce the number of Depositary Shares that might otherwise trade publicly and the number of holders of such shares, and depending on the number of Depositary Shares exchanged, could adversely affect the liquidity and market value of remaining Depositary Shares held by the public.

     There has not been any public market for the QUIDS. While the Company intends to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the QUIDS, including requirements as to the principal amount and distribution of the QUIDS. Although the Dealer Managers have indicated to the Company that they intend to make a market in the QUIDS as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading for, the QUIDS.

CERTAIN FACTORS AFFECTING THE COMPANY

     The Company, in common with other public utilities having industrialized service areas, is experiencing increased competition and pressure to reduce rates in order to retain industrial customers. In addition, the Company, in common with other public utilities, is subject to extensive environmental regulation. Additional costs may result as the effects of various chemicals on the environment (including nuclear waste) are studied and governmental regulations are developed and implemented. The costs of future nuclear decommissioning activities are the subject of increased regulatory attention; however, the Company expects that substantially all of the costs of environmental compliance will be recovered through the ratemaking process.

     Substantially all of the Company's properties are subject to the lien of a Mortgage and Deed of Trust, under which approximately $3.5 billion of General and Refunding Mortgage Bonds were outstanding as of March 31, 1995. For a complete description of the Company's capitalization, refer to "The Company -- Capitalization" herein.

     Ownership of Fermi 2, a nuclear generating unit comprising 28% of the Company's total assets and 11% of the Company's summer net rated capability, subjects the Company to additional significant risks. Nuclear plants are highly regulated by a number of governmental agencies concerned with public health and safety and, consequently, are subject to greater risks and scrutiny.

                                  THE COMPANY

GENERAL

     The Company is a Michigan corporation and a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile service area in southeastern Michigan which includes about 13% of Michigan's total land area and about half of its population, electric energy consumption and industrial capacity.

FORMATION OF A HOLDING COMPANY

     On December 5, 1994, the Company's Board of Directors approved the formation of a holding company, currently named DTE Holdings, Inc., referred to earlier as "Holdings". The Company's shareholders approved this organizational structure at the Company's April 1995 Annual Meeting of Common Shareholders. This organizational structure will be subject to receipt of a number of regulatory approvals. The holding-company structure could be in place before the end of 1995.

     A holding-company structure will provide the Company with greater financial flexibility to develop and operate new non-utility businesses. It also will offer a mechanism for better defining and separating the Company's regulated and unregulated businesses, and for protecting the Company's utility business and customers from any risks that may be involved in non-utility ventures.

     When all approvals are in place, the Company's Common Stock will be exchanged share-for-share for the common stock of Holdings. The Company will become a subsidiary of Holdings with Holdings owning all of the Company's Common Stock. The Company's Preferred Stock, Preference Stock (none of which is outstanding), General and Refunding Mortgage Bonds, and other debt securities will be unchanged and will continue to be securities and obligations of the Company. All series of the Company's Preferred Stock, Preference Stock, Common Stock and any other equity securities of the Company are referred to herein as "Capital Stock".

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                     YEAR ENDED DECEMBER 31,
                           TWELVE MONTHS ENDED    --------------------------------------------------------------
                            MARCH 31, 1995(A)        1994         1993         1992         1991         1990
                          ---------------------   ----------   ----------   ----------   ----------   ----------
                                                  (THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Summary:
  Operating Revenues....        $3,500,026        $3,519,341   $3,555,211   $3,558,143   $3,591,537   $3,576,281
  Operating Income......           724,239           719,395      843,947      953,156      943,898      890,655
  Net Income............           420,529           419,909      521,903      588,047      568,037      514,459
  Earnings per Common
    Share...............        $     2.68        $     2.67   $     3.34   $     3.79   $     3.64   $     3.26

- -------------------------
(a) Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year.

   RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
            AND PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS

     The Company's ratios of earnings to fixed charges* were as follows for the respective periods indicated:

                                                             YEAR ENDED DECEMBER 31,
               TWELVE MONTHS ENDED           --------------------------------------------------------
                  MARCH 31, 1995             1994         1993         1992         1991         1990
              ----------------------         ----         ----         ----         ----         ----
                       3.17                  3.13         3.25         3.09         2.74         2.42

     The Company's ratios of earnings to combined fixed charges* and preferred and preference stock dividend requirements were as follows for the respective periods indicated:

                                          YEAR ENDED DECEMBER 31,
   TWELVE MONTHS ENDED       -------------------------------------------------
     MARCH 31, 1995          1994       1993       1992       1991       1990
   -------------------       -----      -----      -----      -----      -----
          2.76               2.73       2.88       2.79       2.50       2.21


- ---------------
* For the purposes of computing these ratios, earnings represent net income (including allowance for both borrowed and other funds used during construction, "AFUDC", accretion income and deferred Fermi 2 depreciation, amortization and return) before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at December 31, 1994 and as adjusted to give effect to the Exchange Offer (assuming that 4,200,000 of the outstanding Depositary Shares are exchanged). The financial data at December 31, 1994 in the following table are derived from the Company's audited financial statements for the year ended December 31, 1994.

                                                                 DECEMBER 31, 1994
                                                    --------------------------------------------
                                                          ACTUAL                 AS ADJUSTED
                                                    -------------------      -------------------
                                                                   (IN THOUSANDS)
Long-Term Debt...................................   $3,825,296     50.8%     $3,825,296     50.8%
Quarterly Income Debt Securities.................           --       --         105,000      1.4
                                                    ----------    -----      ----------    -----
                                                     3,825,296     50.8       3,930,296     52.2
Cumulative Preferred Stock Redeemable Solely at
  the Option of the Company......................      380,283      5.0         278,701      3.7
Common Stockholders' Equity......................    3,326,080     44.2       3,322,662     44.1
                                                    ----------    -----      ----------    -----
                                                    $7,531,659    100.0%     $7,531,659    100.0%
                                                    ==========    =====      ==========    =====

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $105,000,000 aggregate principal amount of its QUIDS for up to 4,200,000 Depositary Shares, each representing a one-quarter interest in a share of its Preferred Stock. Pursuant to the terms of the Exchange Offer, the Company will accept for exchange up to 4,200,000 Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Time. As of the date of this Prospectus, there are 6,000,000 Depositary Shares outstanding. Depositary Shares not accepted for exchange because of proration will be returned. See "Proration" below.

     Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent, the Custodian, the Information Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of Depositary Shares pursuant to the Exchange Offer. The Company will pay all reasonable charges and expenses in connection with the Exchange Offer, other than any applicable income taxes or any charges that individual brokerage firms charge their clients for other services rendered in connection with tendering their shares. Holders of Depositary Shares may be obligated to pay fees charged by DTC Participants in order for such participants to tender such holder's Depositary Shares and to receive QUIDS in exchange therefor on behalf of such holder. Holders of certificated Depositary Shares who are not DTC Participants will not be obligated to pay fees charged by the Custodian related to the establishment or maintenance of accounts opened by such holders to receive QUIDS issued in exchange for Depositary Shares accepted in accordance with the terms of the Exchange Offer. See "The Exchange Offer -- Acceptance of Depositary Shares; Delivery of QUIDS -- Custodial Arrangements".

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's after-tax cash flow by replacing Depositary Shares with QUIDS. The potential cash flow benefit to the Company arises because interest payable on the QUIDS will be deductible by the Company (as it accrues) for United States federal income tax purposes, while dividends payable on the Depositary Shares are not deductible.

     Except in connection with the Exchange Offer, the Company has no present plans or intention to make any acquisition of or offers for Depositary Shares. However, after the expiration of the Exchange Offer, the Company will continue to monitor the market for the Depositary Shares and reserves the right, in its sole discretion, to acquire and to make offers for Depositary Shares subsequent to the Expiration Time for cash or in exchange for other securities, by optional redemption of the Preferred Stock underlying the Depositary Shares or otherwise. The terms of any such acquisitions or offers may differ from the terms of the Exchange Offer. Such acquisitions or offers, if any, would depend upon, among other things, the price and availability of such shares and the Company's tax position.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at the Expiration Time, unless the Company shall have extended the period during which the Exchange Offer is open, in which case the term "Expiration Time" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all Depositary Shares previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw its Depositary Shares. See "Withdrawal Rights" below.

     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any Depositary Shares or terminate the Exchange Offer and not accept for exchange any Depositary Shares and promptly return all such shares to the tendering holders thereof, upon the failure of any of the conditions specified in "Conditions of the Exchange Offer" below to be satisfied or waived by the Company or to comply in whole or in part with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all Depositary Shares previously tendered pursuant thereto, (iii) to extend the Expiration Time and retain all Depositary Shares tendered pursuant thereto until the expiration of the Exchange Offer,(iv) to amend the Exchange Offer in any respect or (v) to modify the form or amount of the consideration to be paid pursuant to the Exchange Offer. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of Depositary Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Depositary Shares deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

     If the Company shall decide, in its sole discretion, to increase or decrease the number of Depositary Shares being sought in the Exchange Offer or to increase or decrease the consideration offered to holders of Depositary Shares to be paid in the Exchange Offer and if, at the time that notice of such increase or decrease is first published, sent or given to holders of Depositary Shares in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. As used in this paragraph, "business day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Exchange Act.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional exchange offer materials to the extent required under the Exchange Act, and will extend the Exchange Offer to the extent required in order to permit holders of Depositary Shares adequate time to consider such materials. The minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information.

PROCEDURE FOR TENDERING DEPOSITARY SHARES

     The acceptance by a holder of Depositary Shares of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder of such shares and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     THE QUIDS WILL BE ISSUED ONLY IN BOOK-ENTRY FORM THROUGH THE FACILITIES OF DTC. ACCORDINGLY, IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER, HOLDERS OF DEPOSITARY SHARES WHO ARE NOT DTC PARTICIPANTS MUST EITHER (I) MAKE ARRANGEMENTS WITH A DTC PARTICIPANT TO HAVE SUCH PARTICIPANT VALIDLY TENDER SUCH DEPOSITARY SHARES IN ACCORDANCE WITH THE TERMS OF THE EXCHANGE OFFER AND TO RECEIVE QUIDS ISSUED IN EXCHANGE THEREFOR OR (II) VALIDLY TENDER SUCH DEPOSITARY SHARES IN ACCORDANCE WITH THE TERMS OF THE EXCHANGE OFFER AND MAKE USE OF THE FACILITIES PROVIDED BY THE CUSTODIAN, SO THAT, IN EITHER CASE, SUCH HOLDERS MAY BECOME BENEFICIAL OWNERS OF QUIDS ISSUED IN THE EXCHANGE OFFER. UNDER THE TERMS OF THE EXCHANGE OFFER, NO CERTIFICATED QUIDS WILL BE ISSUED IN EXCHANGE FOR DEPOSITARY SHARES.

     For Depositary Shares to be validly tendered pursuant to the Exchange Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Depositary Shares, and any other required documents, must be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time. In addition, either (i) the certificates representing tendered Depositary Shares must be received by the Exchange Agent or such Depositary Shares must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of receipt of such tendered Depositary Shares must be received by the Exchange Agent, in each case prior to the Expiration Time, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF DEPOSITARY SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING SUCH SHARES AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION TIME.

     If a holder desires to tender Depositary Shares pursuant to the Exchange Offer but is unable to locate the certificates representing such shares to be tendered, such holder should write to or telephone Chemical Bank, as Depositary (the "Depositary"), Chemical Bank, J.A.F. Building, P.O. Box 2862, New York, NY 10116-2862, Attention: Lost Securities Department, telephone number (800) 851-9677, about procedures for obtaining a replacement certificate for Depositary Shares and arranging for indemnification.

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING DEPOSITARY SHARES SHOULD BE SENT TO THE COMPANY, THE DEALER MANAGERS OR THE INFORMATION AGENT. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

     Any beneficial owner whose Depositary Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Book-Entry Transfer. The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Depositary Shares at DTC for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Depositary Shares by causing DTC to transfer such shares into the Exchange Agent's account with respect to the Depositary Shares in accordance with DTC's procedures for such transfer. Although delivery of Depositary Shares may be effected through book-entry transfer into the Exchange Agent's accounts at DTC pursuant to DTC's Automated Tender Offer Program ("ATOP") procedures, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents, must in each case be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Depositary Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, unless the Depositary Shares which are the subject of such Letter of Transmittal are tendered or executed, respectively, (i) by a registered holder (which term, for the purposes described above, shall include any participant in DTC whose name appears on a security position listing as the owner of Depositary Shares) of such shares who has not completed the box entitled

"Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If Depositary Shares are registered in the name of a person other than the signer of a Letter of Transmittal or if certificates for QUIDS and/or certificates for untendered or unexchanged Depositary Shares are to be issued or returned to a person other than the registered holder, then the Depositary Shares must be endorsed by the registered holder or be accompanied by a stock power in form satisfactory to the Company duly executed by the registered holder with such signatures guaranteed by an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the NASD or by a commercial bank or trust company having an office in the United States that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution").

     Miscellaneous. Issuance of QUIDS in exchange for Depositary Shares will be made only against deposit of the tendered Depositary Shares. If less than the total number of Depositary Shares evidenced by a submitted certificates for Depositary Shares is tendered, the tendering holder of Depositary Shares should fill in the number of shares tendered in the appropriate boxes on the Letter of Transmittal. The Exchange Agent will then reissue and return to the tendering holder (unless otherwise requested by the holder under "Special Issuance Instructions" and "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Time, Depositary Shares equal to the number of such delivered Depositary Shares not tendered, together with any tendered Depositary Shares that were not accepted for exchange for any reason. The total number of Depositary Shares deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Depositary Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company expressly reserves the absolute right to reject any and all tenders not in proper form and to determine whether the acceptance of or exchange by it for such tenders would be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive or amend any of the conditions of the Exchange Offer or to waive any defect or irregularity in the tender of any particular Depositary Shares. None of the Company, the Exchange Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Depositary Shares will be deemed to have been validly made until all defects and irregularities with respect to such shares have been cured or waived. Any Depositary Shares received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to tender Depositary Shares and the holder's Depositary Shares are not immediately available or time will not permit the holder's Depositary Shares, Letter of Transmittal or other required documents to reach the Exchange Agent prior to the Expiration Time or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

          (a) the tender is made by or through an Eligible Institution; and

          (b) prior to the Expiration Time, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery (unless such tender is for the account of an Eligible Institution) which sets forth the name and address of the holder of the Depositary Shares and the number of Depositary Shares tendered, states that the tender is being made thereby and guarantees that within five NYSE trading days after the Expiration Time, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Depositary Shares, and any other documents required by the Letter of Transmittal, together with the Depositary Shares will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered Depositary Shares (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at DTC) as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Depositary Shares, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the Expiration Time.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, in all cases QUIDS will only be issued in exchange for Depositary Shares accepted for exchange pursuant to the Exchange Offer after timely receipt by the Exchange Agent of certificates for such shares (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at DTC as described above), the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Depositary Shares for exchange (the "Transferor") exchanges, assigns and transfers the Preferred Stock underlying such Depositary Shares to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Depositary Shares and such underlying Preferred Stock to be assigned, transferred and exchanged. The Transferor specifically authorizes the Exchange Agent to withdraw under the Deposit Agreement among the Company, the Depositary and the holders from time to time of certificates for the Depositary Shares (the "Deposit Agreement") the Preferred Stock underlying any tendered Depositary Shares, and to tender such underlying Preferred Stock in the Exchange Offer. The Transferor represents and warrants that it has the full power and authority to tender, exchange, assign and transfer the Depositary Shares and the underlying Preferred Stock and to acquire the QUIDS issuable upon the exchange of such tendered Depositary Shares in accordance with the terms of the Exchange Offer, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the Preferred Stock underlying the tendered Depositary Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of Preferred Stock underlying the tendered Depositary Shares or transfer ownership of such Depositary Shares on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     A holder of certificated Depositary Shares who is not a DTC Participant must either make arrangements with a DTC Participant to have such participant receive QUIDS issued in exchange for

Depositary Shares accepted for exchange in accordance with the terms of the Exchange Offer or indicated in the Letter of Transmittal that such holder wishes to make use of the facilities provided by the Custodian, so that, in either case, such holder may become a beneficial owner of QUIDS issued in exchange for Depositary Shares accepted pursuant to the Exchange Offer. Under the terms of the Exchange Offer, no certificated QUIDS will be issued in exchange for Depositary Shares.

WITHDRAWAL RIGHTS

     Tenders of Depositary Shares pursuant to the Exchange Offer are irrevocable, except that Depositary Shares tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the addresses set forth in the Letter of Transmittal. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered Depositary Shares to be withdrawn, (ii) if the Depositary Shares are held in certificated form, the certificate numbers of the Depositary Shares to be withdrawn, (iii) that such holder is withdrawing its election to have such Depositary Shares exchanged, and the name of the registered holder of such Depositary Shares, and such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Depositary Shares being withdrawn. The Exchange Agent will return the properly withdrawn Depositary Shares promptly following receipt of notice of withdrawal. If Depositary Shares have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with DTC's procedures. All questions as to the validity of a notice of withdrawal, including the time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawal of tenders of Depositary Shares may not be rescinded and any Depositary Shares withdrawn will not thereafter be deemed to be validly tendered for the purposes of the Exchange Offer. Properly withdrawn Depositary Shares, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Time. See "Procedure for Tendering Depositary Shares" above.

ACCEPTANCE OF DEPOSITARY SHARES; DELIVERY OF QUIDS

     The acceptance for exchange of Depositary Shares validly tendered and not properly withdrawn will be made as promptly as practicable after the Expiration Time. Subject to the rules promulgated pursuant to the Exchange Act, however, the Company expressly reserves the right to delay acceptance of any of the Depositary Shares for exchange, or terminate the Exchange Offer and not accept for exchange any Depositary Shares, if any of the conditions set forth under "Conditions of the Exchange Offer" below shall not have been satisfied or waived by the Company or to comply, in whole or in part, with any applicable law. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered and not properly withdrawn Depositary Shares if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offer, delivery of QUIDS for Depositary Shares accepted pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for the tendering holders of Depositary Shares for the purposes of receiving QUIDS from the Company and transmitting the QUIDS to the tendering holders. Tendered Depositary Shares not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such Depositary Shares (or, in the case of Depositary Shares tendered by book-entry transfer into the

Exchange Agent's account at DTC, such shares will be credited to an account maintained at DTC) as promptly as practicable following the Expiration Time.

     The QUIDS will be issued only in book-entry form through the facilities of DTC. Accordingly, in order to participate in the Exchange Offer, a holder of certificated Depositary Shares who is not a DTC Participant must either make arrangements with a DTC Participant to have such participant receive QUIDS issued in exchange for Depositary Shares accepted for exchange in accordance with the terms of the Exchange Offer or make use of the facilities provided by the Custodian, so that, in either case, such holder may become a beneficial owner of QUIDS issued in the Exchange Offer. See "DTC Book-Entry-Only System".

     If the Company extends the Exchange Offer, or for any reason whatsoever, acceptance for exchange or issuance of QUIDS in exchange for any Depositary Shares tendered pursuant to the Exchange Offer is delayed, or the Company is unable to accept for exchange or exchange Depositary Shares tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company and subject to rules promulgated pursuant to the Exchange Act, retain tendered Depositary Shares and such shares may not be withdrawn except to the extent that the tendering holder of such Depositary Shares is entitled to withdrawal rights as described below.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of a Letter of Transmittal (or facsimile thereof) waive any right to receive notice of acceptance of their Depositary Shares for exchange.

     Custodial Arrangement. Under a Custodian Agreement, dated as of June   ,
1995 between the Company and the Custodian (the "Custodial Agreement"), the Company has retained Bankers Trust Company to act as custodian of QUIDS delivered by the Company to the Custodian on behalf of the beneficial owners thereof who are not DTC Participants (the "Account Holders"). The Custodian has agreed to establish and maintain a custody account (the "Deposit Account") in the name of each Account Holder requesting a custody account for QUIDS received by the Custodian for the benefit of such holder simultaneous with the time of the issuance of such QUIDS.

     Under the Custodian Agreement, the Custodian will (i) collect all interest and principal on the QUIDS and credit the same to the Deposit Accounts and disburse the same to the Account Holders; (ii) present for payment all QUIDS held in Deposit Accounts which are called, redeemed or retired or otherwise become payable; (iii) effect such transfer of an Account Holder's QUIDS to an institution eligible for the DTC book-entry-only system as may be properly instructed by such Account Holder; (iv) effect, upon instructions from the Account Holder, the sale (at a market price with customary commissions) of the Account Holder's QUIDS held in the Deposit Account; and (v) provide the Account Holders with notices and other information relative to any QUIDS in the Account Holders' Deposit Accounts. The Custodian may not vote, execute any proxy, give any consent or take any action upon or in respect of any QUIDS in the Deposit Accounts, except upon instructions from the Account Holders thereof.

     The proceeds from any sale of QUIDS effected by the Custodian upon the instructions of an Account Holder will be disbursed to the Account Holder in accordance with the instructions received from such Account Holder. Notwithstanding the preceding sentence, settlement and payment for QUIDS may be effected in accordance with customary or established trading or securities processing practices.

     The Custodian will be responsible for the performance of only such duties as are set forth or contained in instructions given to the Custodian which are not contrary to the provisions of the Custodian Agreement. The Custodian has the right to assume, in the absence of notice to the contrary from the Account Holder, that any person whose name is on file with the Custodian has been authorized by the Custodian to give the instructions in question. The Custodian will use all reasonable care with respect to the safekeeping of the QUIDS in the Deposit Accounts and carrying out its obligations under the Custodian Agreement. So long as and to the extent that it has exercised reasonable care, the Custodian will not be responsible for the title, validity or genuineness of any QUIDS received by it pursuant to the Custodian Agreement and shall be held harmless by the Company in acting upon any instrument reasonably believed by it to be genuine and to be signed or furnished by the proper party, and will be indemnified, to the extent permitted by law, by the Company for any losses and expenses incurred by the Custodian and arising out of actions taken or omitted with reasonable care by the Custodian. The Company reserves the right to seek reimbursement from an Account Holder for any loss it may sustain as a result of the indemnification granted under the Custodian Agreement.

     The Company has agreed to pay the Custodian for the establishment and maintenance of Deposit Accounts pursuant to the Custodian Agreement and to reimburse the Custodian for its out-of-pocket and incidental expenses, as well as reasonable counsel fees.

PRORATION

     If more than 4,200,000 Depositary Shares are validly tendered and not properly withdrawn prior to the Expiration Time, the Company will, upon the terms and subject to the conditions of the Exchange Offer, accept for exchange 4,200,000 Depositary Shares so tendered and not properly withdrawn on a pro rata basis from all holders of Depositary Shares, according to the number of Depositary Shares validly tendered by each such holder and not properly withdrawn prior to the Expiration Time (calculated in all cases based on the number of shares tendered). If 4,200,000 or fewer Depositary Shares are validly tendered and not properly withdrawn prior to the Expiration Time, the Company will, upon the terms and subject to the conditions of the Exchange Offer, accept for exchange all such shares so tendered and not properly withdrawn.

     Because of the difficulty of determining the aggregate number of Depositary Shares validly tendered and not properly withdrawn (including shares tendered by the guaranteed delivery procedures), the Company may not be able to announce the final results of such proration until approximately seven NYSE trading days after the Expiration Time. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Time. Holders of Depositary Shares may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers. THE COMPANY WILL NOT ISSUE ANY QUIDS IN EXCHANGE FOR ANY DEPOSITARY SHARES ACCEPTED FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER OR RETURN DEPOSITARY SHARES DELIVERED TO THE EXCHANGE AGENT BUT NOT TENDERED OR RETURN DEPOSITARY SHARES TENDERED BUT NOT ACCEPTED FOR EXCHANGE BECAUSE OF PRORATION UNTIL THE FINAL PRORATION FACTORS ARE KNOWN.

ACCRUED DIVIDENDS

     Holders of Depositary Shares accepted for exchange pursuant to the Exchange Offer will not receive dividends from July 15, 1995 (the last regular dividend payment date with respect to the Depositary Shares). Holders whose Depositary Shares are accepted for exchange will receive interest on the QUIDS accruing initially at a rate of 7.75% per annum (equal to the indicated dividend rate on the Depositary Shares) from July 15, 1995 to but excluding the Issuance Date,
and thereafter at an annual rate of    %, all payable on the first interest
payment on the QUIDS as described in "Description of QUIDS -- Quarterly Payments". For United States federal income tax purposes, interest accruing from July 15, 1995 to but excluding the Issuance Date will be treated as part of the amount received upon the exchange. See "Certain United States Federal Income Tax Consequences".

     Dividends on Depositary Shares not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with the terms of the underlying Preferred Stock.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) (relating to the Company's obligation to exchange and issue QUIDS for or return tendered Depositary Shares promptly after termination of the Exchange Offer), exchange and issue QUIDS for any Depositary Shares tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, exchange and issuance of QUIDS for Depositary Shares tendered and to be exchanged and may terminate or amend the Exchange Offer, if at any time prior to the time of acceptance for exchange of, or exchange and issuance of QUIDS for, any such Depositary Shares (whether or not any other Depositary Shares have theretofore been accepted for exchange or QUIDS have been issued in respect thereof pursuant to the Exchange Offer), any of the following events shall occur:

          (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company or any of its subsidiaries, or in the general economic or financial market conditions in the United States or abroad, which is or may be materially adverse to the Company and its subsidiaries or its stockholders or to the value of the Depositary Shares or there shall have been a significant decrease in the market prices of or trading in the Depositary Shares, or the Company shall have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the Depositary Shares or the Exchange Offer's contemplated benefits to the Company; or

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer a material acceleration, escalation or worsening thereof; or

          (c) there shall have been any action taken or threatened, or any statute, rule, regulation, pronouncement, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer by any local, state, federal or foreign government or governmental authority or by any court, domestic or foreign, that might, directly or indirectly, (1) make the acceptance for exchange or issuance of QUIDS for some or all of the Depositary Shares illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the Depositary Shares or to issue some or all of the QUIDS in exchange therefor, (3) adversely affect the transactions contemplated by the Exchange Offer, (4) otherwise adversely affect the Company or (5) result in a material limitation in the benefits expected to be derived by the Company as a result of the transactions contemplated by the Exchange Offer; or

          (d) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any Depositary Shares, or seeking to obtain any material damages as a result thereof, or otherwise adversely affecting the Company or the value of the Preferred Stock underlying the Depositary Shares;

which makes it inadvisable to proceed with the Exchange Offer or such acceptance for exchange of Depositary Shares or the issuance of the QUIDS in exchange therefor.

     All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions shall be final and binding.

     If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Depositary Shares tendered pursuant to the Exchange Offer to tendering security holders;
(ii) extend the Exchange Offer and retain all tendered Depositary Shares until the Expiration Time for the extended Exchange Offer; or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Depositary Shares tendered pursuant to the Exchange Offer.

DEALER MANAGERS

     Goldman, Sachs & Co. are acting as Dealer Managers for the Exchange Offer
under a Dealer Managers Agreement dated             , 1995 (the "Dealer Managers
Agreement"). Pursuant to the Dealer Managers Agreement, the Company has agreed to pay the Dealer Managers aggregate fees of up to $840,000. In addition, the Company has agreed to reimburse the Dealer Managers for all of their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel.

     The Dealer Managers have agreed to use their best efforts to solicit the exchange of Depositary Shares pursuant to the Exchange Offer.

     The Company has agreed to indemnify the Dealer Managers against certain liabilities, including liabilities under the federal securities laws.

FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the Depositary Shares will be borne by the Company. For compensation to be paid to the Dealer Managers, see "Dealer Managers" above. The total cash expenditures to be incurred by the Company in connection with the Exchange Offer, other than fees payable to the Dealer Managers, but including the expenses of the Dealer Managers, printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the Trustee (as hereinafter defined) under the Indenture, and the solicitation fee to Soliciting Dealers are estimated to be up to
$       .

     The Company will pay to a Soliciting Dealer (as hereinafter defined) a solicitation fee of $0.50 per Depositary Share for any Depositary Share tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has solicited and obtained such tender. "Soliciting Dealer" includes (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member or (iii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of Depositary Shares, the Exchange Agent must have received a Letter of Transmittal with the portion thereof entitled "Notice of Solicited Tenders" properly completed and duly executed.

     No such fee shall be payable to the Soliciting Dealer with respect to the tender of Depositary Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of the

Company, the Exchange Agent, the Information Agent or the Dealer Manager for purposes of the Exchange Offer. Soliciting Dealers are not entitled to a solicitation fee for Depositary Shares beneficially owned by such Soliciting Dealer. The maximum fee payable to Soliciting Dealers is $2,100,000, exclusive of the amount that the Dealer Manager is entitled to.

     The Company will pay any transfer taxes with respect to transfer and exchange of shares pursuant to the Exchange Offer. If, however, the QUIDS due in respect of the Depositary Shares accepted for exchange are to be issued to, or (in the circumstances permitted hereby) if certificates for Depositary Shares not tendered or not exchanged and paid for are to be registered in the name of, any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the QUIDS due in respect of the Depositary Shares accepted for exchange if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

EXCHANGE AGENT AND INFORMATION AGENT

     Bankers Trust Company will act as exchange agent for the Exchange Offer. All correspondence in connection with the Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery should be addressed to the Exchange Agent as follows:

                             BANKERS TRUST COMPANY

     BY HAND/OVERNIGHT COURIER                                BY MAIL
       Bankers Trust Company                           Bankers Trust Company
  Corporate Trust & Agency Group                  Corporate Trust & Agency Group
     Receipt & Delivery Window                         Reorganization Dept.
   123 Washington St., 1st Floor                           P.O. Box 1458
        New York, NY 10006                             Church Street Station
                                                      New York, NY 10008-1458

                                   Facsimile Transmission
                                       (212) 250-6275
                                       (212) 250-3290
                              (For Eligible Institutions Only)

                                    Confirm by Telephone:
                                       (212) 250-6270

                                    Shareholder Inquiries
                                       (212) 250-6270

     Bankers Trust Company is the Trustee under the Indenture with respect to both collateralized and uncollateralized notes, including the QUIDS. Bankers Trust Company also serves as Trustee for the Company's Mortgage and Deed of Trust with respect to General and Refunding Mortgage Bonds and is the Exchange Agent for the Exchange Offer. It has also agreed to serve, at the request of tendering holders of Depositary Shares, as Custodian for QUIDS issued as part of the Exchange Offer.

     Georgeson & Company Inc. will act as Information Agent for the Exchange Offer. In such capacity, the Information Agent will assist with the mailing of the Prospectus and related materials to holders of Depositary Shares, respond to inquiries of and provide information to holders of Depositary Shares in connection with the Exchange Offer and provide other similar advisory services as the Company may request from time to time. All inquiries relating to the Exchange Offer should be directed to the Information Agent as follows:

                            GEORGESON & COMPANY INC.
                               Wall Street Plaza
                               New York, NY 10005

                        Banks and Brokers call collect:
                                 (212) 440-9800

                           All others call toll-free:
                                 1-800-223-2064

     The Company will pay the Information Agent and the Exchange Agent their reasonable and customary compensation, which the Company estimates will total
approximately $          , for their services in connection with the Exchange
Offer. In addition, the Company will reimburse the Exchange Agent and the Information Agent for their out-of-pocket expenses, and will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection with their services, including liabilities under the federal securities laws. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to beneficial holders of Depositary Shares, and in handling or forwarding tenders or consents for their customers.

     Directors, officers and regular employes of the Company, none of whom will be specifically compensated for such services, may contact holders of Depositary Shares by mail, telephone, facsimile transmission, telex, telegraph and personal interviews regarding the Exchange Offer, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Prospectus (and all related materials) to beneficial owners of Depositary Shares.

                         MARKET AND TRADING INFORMATION

     The Depositary Shares are listed and traded on the NYSE. The following table sets forth for the calendar periods indicated the high and low closing sales prices for the Depositary Shares per share as reported in published financial sources:

                                                                            HIGH     LOW
                                                                            ----     ---
    1993:
      First Quarter.......................................................  25 3/8   25 1/8
      Second Quarter......................................................  26       24 1/2
      Third Quarter.......................................................  26 5/8   25 5/8
      Fourth Quarter......................................................  26 1/2   24 7/8
    1994:
      First Quarter.......................................................  26       24
      Second Quarter......................................................  24 3/4   22
      Third Quarter.......................................................  24 5/8   22 3/4
      Fourth Quarter......................................................  23 3/8   21
    1995:
      First Quarter.......................................................  24 3/4   21 3/4
      Second Quarter (through June 15)....................................  25 1/2   23 5/8

     On April 12, 1995, the last full day the Depositary Shares traded prior to the initial public announcement of the Exchange Offer, the closing sales price of the Depositary Shares, as reported on the NYSE Composite Tape, was $24.00 per
share. On June   , 1995, the last full day the Depositary Shares traded prior to the commencement of the Exchange Offer, the closing sales price of the
Depositary Shares on the NYSE as reported on the Composite Tape was $      per
share. On             , 1995, the last full day the Depositary Shares traded
prior to the effectiveness of the Registration Statement of which this Prospectus is a part, the closing sales price of the Depositary Shares was
$          per share. There can be no assurance concerning the prices at which the Depositary Shares might be traded following the Exchange Offer. The exchange of Depositary Shares pursuant to the Exchange Offer will reduce the number of Depositary Shares that might otherwise trade publicly and the number of holders of such shares, and depending on the number of Depositary Shares exchanged, could adversely effect the liquidity and market value of the remaining Depositary Shares held by the public.

     Holders of Depositary Shares are urged to obtain current information with respect to the sales prices of Depositary Shares.

     There has not been any public market for the QUIDS. While the Company intends to list the QUIDS on the NYSE, there can be no assurance that an active market for the QUIDS will develop or be sustained in the future on such exchange. Listing will depend upon the satisfaction of the NYSE's listing requirements with respect to the QUIDS, including requirements as to the principal amount and distribution of the QUIDS. Although the Dealer Managers have indicated to the Company that they intend to make a market in the QUIDS as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the QUIDS.

                              DESCRIPTION OF QUIDS

GENERAL

     The QUIDS will be a series of notes to be issued under the Note Indenture, dated as of June 30, 1993, as supplemented by a First Supplemental Indenture dated as of June 30, 1993, a Second Supplemental Indenture dated as of September 15, 1993, a Third Supplemental Indenture dated as of August 15, 1994 and a Fourth Supplemental Indenture dated on or about July 15, 1995 creating the QUIDS (as supplemented, the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"). The following statements with respect to the QUIDS are summaries and are subject to the detailed provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the QUIDS and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     The notes of the Company previously issued under the Indenture are secured as to payment of principal, interest and premium, if any, by the Company's General and Refunding Mortgage Bonds pledged to the Trustee for the benefit of the holders of such securities. The QUIDS offered hereby will not have the benefit of any Mortgage Bonds or any other security.

     The QUIDS will constitute a series of unsecured, subordinated debt securities, will be subordinated to Senior Indebtedness of the Company, as described herein, will be limited in aggregate principal amount to the aggregate principal amount of QUIDS issued in the Exchange Offer and will mature on September 30, 2025 (the "Stated Maturity"). The annual interest requirement on the QUIDS (assuming 4,200,000 Depositary Shares are exchanged) will be
$          .

     The QUIDS will be issued only in book-entry form through the facilities of DTC and will be in denominations of $25 and integral multiples thereof. Transfers or exchanges of beneficial interests in the QUIDS may be effected only through records maintained by DTC or its nominee. Payment on the QUIDS will be made in same-day funds through DTC. For a description of DTC and the specific terms of the depository arrangements, see "DTC Book-Entry-Only System".

QUARTERLY PAYMENTS

     Interest on the QUIDS will accrue from the Issuance Date at a rate of % per annum and will be payable quarterly in arrears on March 31, June 30,
September 30 and December 31 of each year (each an "Interest Payment Date"), commencing September 30, 1995 to the persons in whose names the QUIDS are registered on the relevant record dates, which will be one Business Day (as hereinafter defined) prior to the relevant Interest Payment Dates (each a "Record Date"). In addition, holders of the QUIDS will receive interest at a rate of 7.75% per annum from July 15, 1995 (the last regular dividend payment date with respect to the Depositary Shares) to but excluding the Issuance Date payable at the time of the first interest payment on the QUIDS.

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the QUIDS is not a Business Day, then payment of the amount payable on such date will be made on (i) the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay) with the same force and effect as if made on such date or (ii) the preceding Business Day if the succeeding Business Day would fall within a new calendar year (and without reduction in amount due to such early payment) with the same force and effect as if made on such date, subject, in each case, to certain rights of deferral described below. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close.

PAYMENT DEFERRAL

     The Company shall have the right at any time, on one or more occasions, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing under the Indenture with respect to the QUIDS, to extend any interest payment period on the QUIDS; provided that the aggregate interest payment period, as extended, must end on an interest payment date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which any QUIDS are fixed for redemption. As a consequence, the quarterly interest payments on the QUIDS would be deferred (but would continue to accrue with interest thereon at the rate of interest on the QUIDS) during any such Deferral Period. At the end of each Deferral Period, the Company shall pay all interest then accrued and unpaid (compounded quarterly). In the event the Company exercises this right, Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock or make any guarantee payments with respect to the foregoing during such Deferral Period, other than redemptions of any series of Capital Stock of the Company pursuant to the terms of any sinking fund provisions with respect thereto. In addition, during any Deferral Period, the Company may not make any advance or loan to, or purchase any securities of, or make any other investment in, any affiliate of the Company, including Holdings, for the purpose of, or to enable the payment of, directly or indirectly, dividends on any equity securities of Holdings. The Company has no current intention of exercising its right to extend an interest payment period. During any Deferral Period, the Company may continue to extend the interest payment period by extending the Deferral Period; provided that the aggregate Deferral Period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the QUIDS or any date on which the QUIDS are fixed for redemption. The Company shall give the holders of QUIDS notice of its election to defer payments or to extend the Deferral Period ten Business Days prior to the earlier of (i) the next scheduled quarterly payment date and (ii) the date the Company is required to give notice of the record date of such related interest payment to the NYSE or other applicable self-regulatory organization or to the holders of the QUIDS, but in any event not less than two Business Days prior to such record date.

OPTIONAL REDEMPTION

     The QUIDS will be redeemable at the option of the Company, in whole or in part, at any time on or after June 30, 1998 and prior to maturity, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date fixed for redemption.

SATISFACTION AND DISCHARGE

     The Company shall be deemed to have paid and discharged the indebtedness on all the QUIDS and the Trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness if (1) (i) the Company has deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding QUIDS for principal and interest to the Stated Maturity or any redemption date, as the case may be; or
(ii) the Company has deposited or caused to be deposited with the Trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding QUIDS for principal and interest to the Stated Maturity or any redemption date, as the case may be; and
(2) the Company has paid or caused to be paid all other sums payable with respect to the QUIDS.

EVENTS OF DEFAULT

     Any one of the following events will constitute an Event of Default under the Indenture with respect to the QUIDS offered hereby: (a) failure to pay any interest on the QUIDS when due, continued for 30 days; (b) failure to pay principal on the QUIDS when due; (c) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the QUIDS), continued for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization involving the Company. With respect to the QUIDS offered hereby, the Indenture does not contain any cross-default to any other indebtedness of the Company, and therefore, default with respect to, or an acceleration of, any such indebtedness will not constitute an Event of Default with respect to the QUIDS.

     If an Event of Default with respect to the QUIDS occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding QUIDS by notice as provided in the Indenture may declare the principal amount of the QUIDS to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the QUIDS may, under certain circumstances, rescind and annul such acceleration.

     The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the QUIDS, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the QUIDS unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of or interest on any QUIDS of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of QUIDS.

     If an Event of Default occurs and is continuing with respect to the QUIDS, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of QUIDS by all appropriate judicial proceedings.

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of the Indenture.

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of QUIDS, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding QUIDS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the QUIDS.

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities issued under the Indenture ("Debt Securities") affected thereby; provided, however, that no such modification or amendment may, without the consent of all holders of each such series of Debt Securities effected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Securities, (b) reduce the principal amount of, or premium or interest on, any Debt Securities, (c) change the coin or currency in which any Debt Securities or any premium or any interest thereon is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Securities (or, in the case of redemption, on or after the redemption date), (e) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture,
(g) reduce the requirements for quorum or voting or (h) modify any of the above provisions.

     The holders of at least 66 2/3% in aggregate principal amount of QUIDS may, on behalf of the holders of all QUIDS, waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of QUIDS may, on behalf of all holders of QUIDS, waive any past default and its consequences under the Indenture with respect to the QUIDS, except a default (a) in the payment of principal of (or premium, if any) or any interest on any QUIDS when due or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each QUIDS.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may, without the consent of the holders of the QUIDS, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor person assumes the Company's obligations on the QUIDS and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met.

SUBORDINATION

     The payment of the principal of and interest on the QUIDS will be expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company.

     Upon (i) any acceleration of the principal amount due on the QUIDS or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of or interest on the indebtedness evidenced by the QUIDS, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the QUIDS would be entitled, except for the provisions of the Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Indenture upon the Senior Indebtedness and the holders thereof with respect to the QUIDS and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the QUIDS if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the QUIDS. The consolidation of the Company with or the merger of the Company into another person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided in the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

     In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the holders of QUIDS before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No payment on account of principal of or interest on the QUIDS shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal or interest on the QUIDS shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or
(ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

SUBROGATION

     From and after the payment in full of all Senior Indebtedness, the holders of the QUIDS (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the QUIDS and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the QUIDS shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the QUIDS, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the QUIDS, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the holders of the QUIDS, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the QUIDS, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the QUIDS the principal of and interest on the QUIDS as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the QUIDS and creditors of the Company other than the holders of the Senior

Indebtedness, nor shall anything therein prevent the holder of any QUIDS from exercising all remedies otherwise permitted by applicable law upon default under such QUIDS subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the holders of the QUIDS or to a representative of such Holders, on their behalf.

     With respect to the QUIDS offered hereby, the term "Senior Indebtedness" is defined in the Indenture as (1) any Payment Obligation (as defined) of the Company in respect of any indebtedness, directly or indirectly, created, incurred or assumed for borrowed money or in connection with the acquisition of any business, property or asset (including securities), other than any account payable or other indebtedness created, incurred or assumed in the ordinary course of business in connection with the obtaining of materials or services;
(2) any Payment Obligation of the Company in respect of any lease that would be required to be classified and accounted for as a capital lease; (3) any Payment Obligation of the Company in respect of any interest rate exchange agreement, currency exchange agreement or similar agreement that provides for payment (whether or not contingent) over a period or term (including any renewals or extensions) longer than one year from the execution thereof; (4) any Payment Obligation of the Company in respect of any agreement relating to an acquisition (including a sale and buyback) or the lease (including a sale and leaseback) of real or personal property and that provides for payment (whether or not contingent) over a period or term (including any renewals or extensions) longer than one year from the execution thereof; (5) any Payment Obligation of any Subsidiary (as defined in the Indenture) or of others of the kind described in the preceding clauses (1) through (4) assumed or guaranteed by the Company or for which the Company is otherwise responsible or liable; and (6) any amendment renewal, extension or refunding of any of the foregoing Payment Obligations.

     The term "Payment Obligation", when used with respect to Senior Indebtedness, means an obligation stated in an agreement, instrument or lease to pay money (whether for principal, premium, interest, sinking fund, periodic rent, stipulated value, termination value, liquidated damages or otherwise), but excludes an obligation to pay money in respect of fees of, or as payment or reimbursement for expenses incurred by or on behalf of, or as indemnity for losses, damages, taxes or other indemnity claims of any kind owed to, any holder of Senior Indebtedness or other party to such agreement, instrument or lease. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

CONCERNING THE TRUSTEE

     Bankers Trust Company is the Trustee under the Indenture with respect to both collateralized and uncollateralized notes, including the QUIDS. Bankers Trust Company also serves as Trustee for the Company's Mortgage and Deed of Trust with respect to General and Refunding Mortgage Bonds and is the Exchange Agent for the Exchange Offer. It has also agreed to serve, at the request of tendering holders of Depositary Shares, as Custodian for QUIDS issued as part of the Exchange Offer.

                           DTC BOOK-ENTRY-ONLY SYSTEM

     The book-entry-only system will evidence ownership interests in the QUIDS in book-entry-only form. Purchasers of ownership interests in the QUIDS will not receive certificates representing their interests in the QUIDS. Transfers of ownership interests will be effected on the records of DTC and its participating organizations (the "DTC Participants") pursuant to rules and procedures established by DTC. While the QUIDS will be issued only in book-entry form, the Depositary Shares were issued in fully registered form. Accordingly, in order to participate in the Exchange Offer a holder of certificated Depositary Shares who is not a DTC Participant must either make arrangements with a DTC Participant to have such participant receive QUIDS issued in exchange for Depositary Shares accepted for exchange in accordance with the terms of the Exchange Offer or make use of the facilities provided by the Custodian, so that such holder, in either case, may become a beneficial owner of QUIDS issued in exchange for Depositary Shares accepted pursuant to the Exchange Offer.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the QUIDS, payment of interest and other payments on the QUIDS to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the QUIDS and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the QUIDS. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC was created to hold securities of the DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of security certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

     The ownership of the fully-registered QUIDS will be registered in the name of Cede & Co., as nominee for DTC. Ownership interests in the QUIDS may be purchased by or through DTC Participants and will be recorded on the records of the DTC Participants, whose interests in turn will be recorded on a computerized book-entry-only system operated by DTC. Such DTC Participants and the persons for whom they acquire interests in the QUIDS as nominees ("Beneficial Owners") will not receive QUIDS certificates, but each such DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the QUIDS, which will be confirmed in accordance with DTC's standard procedures. Each such Beneficial Owner for whom a DTC Participant acquires an interest in the QUIDS, as nominee, may desire to make arrangements with such DTC Participant to have all communications of the Company and the Trustee to DTC, which may affect such Beneficial Owner, be forwarded in writing by such DTC Participant and to have notifications made of all payments of principal and interest with respect to his beneficial interest. The Company and the Trustee will treat DTC (or its nominee) as the sole and exclusive owner of the QUIDS registered in its name for the purposes of payment of the principal and interest on the QUIDS, giving any notice permitted or required to be given to holders under the Indenture, registering the transfer of QUIDS, and for all other purposes whatsoever, and shall not be affected by any notice to the contrary. The Company and the Trustee shall not have any responsibility or obligation to any DTC Participant, any person claiming a beneficial ownership interest in the QUIDS under or through DTC or any DTC Participant, or any other person which is not shown on the registration books of the Trustee as being a holder, with respect to: the accuracy of any records maintained by DTC or any DTC Participant; the payment by DTC or any DTC Participant of any amount in respect of the principal or interest on the QUIDS; any notice which is permitted or required to be given to holders thereunder or under the conditions to transfers or exchanges adopted by the Company; or any other action taken by DTC as a holder. Principal and interest on the QUIDS will be paid by the Trustee to DTC or its nominee. Disbursement of such payments to the DTC Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of the DTC Participants or the Indirect Participants. NEITHER THE COMPANY NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR OBLIGATIONS TO SUCH DTC PARTICIPANTS OR THE PERSONS FOR WHOM THEY ACT AS NOMINEES WITH RESPECT

TO THE PAYMENTS TO OR THE PROVIDING OF NOTICE FOR THE DTC PARTICIPANTS, OR THE INDIRECT PARTICIPANTS, OR THE BENEFICIAL OWNERS.

     SO LONG AS CEDE & CO., AS NOMINEE OF DTC, IS THE REGISTERED OWNER OF THE QUIDS, REFERENCES HEREIN TO THE SECURITYHOLDERS OR REGISTERED OWNERS OF THE QUIDS SHALL MEAN CEDE & CO., AND SHALL NOT MEAN THE BENEFICIAL OWNERS.

     For every transfer and exchange of beneficial ownership of QUIDS, a Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to action by such Beneficial Owners or others permitted to act (by statute, regulation or otherwise) on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by the Trustee to DTC only. Conveyance of notices and other communications by DTC to DTC Participants and Indirect Participants and in turn by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory and regulatory requirements then in effect.

     Principal and interest payments on the QUIDS will be made to DTC or its nominee, Cede & Co., as registered owner of the QUIDS. Upon receipt of any such payments, DTC's current practice is to immediately credit the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such DTC Participant or Indirect Participant.

     DTC may determine to discontinue providing its services with respect to the QUIDS at any time by giving notice to the Company and discharging its responsibilities with respect thereto under applicable law. In addition, the Company may determine that continuation of the system of book-entry-only transfers through DTC (or a successor securities depository) is not in the best interests of the Beneficial Owners or is burdensome to the Company. If for either reason the book-entry-only system is discontinued, certificates for the QUIDS will be delivered to the Beneficial Owners thereof.

     Certain of the information contained in this sub-section has been extracted from a report from DTC. No representation is made by the Company as to the completeness or the accuracy of such information or as to the absence of material adverse changes in such information subsequent to the date hereof.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the QUIDS will be made by a purchaser in immediately available funds. While the QUIDS are in the book-entry-only system described above, all payments of principal and interest will be made by the Trustee on behalf of the Company to DTC in immediately available funds.

     Secondary trading in long-term debt securities is generally settled in clearing-house or next-day funds. While the QUIDS are in the book-entry-only system described above, they will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the QUIDS will settle in immediately available funds. No assurance can be gives as to the effect, if any, of settlement in immediately available funds on the trading activity in the QUIDS.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     The following description relating to the Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated

Articles of Incorporation ("Articles"). Copies of the Articles are available from the Company upon request. The following statements concerning Depositary Shares, Depositary Receipts (as defined below) and the Deposit Agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents which have been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Preferred Stock ranks equally with all other series of preferred stock of the Company and senior to the Company's preference (none of which is currently outstanding) and common stock upon liquidation and as to dividends and redemption. If dividends or amounts payable on liquidation are not paid in full on the preferred stock of all series, then all series share ratably in the amount available therefor.

DIVIDENDS

     The holders of the Preferred Stock are entitled to receive, when and as declared by the Board of Directors, out of the surplus of the Company legally available therefor, cumulative cash dividends at the rate of 7.75% per annum.

     So long as any shares of any series of preferred stock of the Company are outstanding, no dividend shall be paid or declared other distribution made upon any junior stock (defined to include the Company's preference and common stock), nor shall any junior stock of the Company be acquired (except by exchange for or through application of an amount not in excess of the proceeds of sale of junior stock) by the Company or any Subsidiary thereof (as defined in the Articles), unless, in each case, the full cumulative dividends on all outstanding shares of all series of the Company's preferred stock shall have been paid or provided for and the Company shall have made all payments, if any, then or theretofore due under the requirements of any sinking funds for all series of the Company's preferred stock.

VOTING

     The Company's preferred stock, including the Preferred Stock, are non-voting, except that while four quarterly dividends on any series of preferred stock are in arrears, in whole or in part, the holders of all series of preferred stock, voting separately as a class, are entitled to elect two additional members of the Board of Directors. Unless provision has been made for the redemption of all outstanding preferred stock (a) the vote or consent of the holders of two-thirds of the outstanding preferred stocks is required to permit the authorization of any stock senior thereto, any adverse changes in the terms of the preferred stock, or the purchase (otherwise than pursuant to purchase offers as provided in the Articles) or the redemption of less than all the outstanding preferred stocks when all dividends thereon have not been declared and provided for or paid (b) any adverse changes in the terms of any one but not all series of preferred stocks must also be consented to by the holders of two-thirds of the preferred stock of such series, and (c) the vote or consent of the holders of a majority of the outstanding preferred stocks is required to authorize any increase in the authorized amount of the Company's preferred stock or of any stock ranking on a parity with the Company's preferred stock, or the voluntary liquidation, dissolution or winding-up of the Company, the sale, lease or conveyance of all or substantially all of its property or business or a consolidation or merger of the Company (other than with a wholly-owned subsidiary).

     Shareholders possessing voting power at the time are entitled to one vote for each share held and may cumulate their votes in the election of directors for whom they are entitled to vote. The Company's Board of Directors is divided into three classes, as nearly equal in number as possible, with terms currently expiring at the 1996, 1997 and 1998 annual meetings of common shareholders. In the event the holders of the Company's preferred stock are entitled to elect directors as discussed above, then such directors to be elected will be for terms expiring at the next annual meeting of shareholders and without regard to the classification of the remaining members of the Board of Directors.

LIQUIDATION

     Upon any involuntary liquidation, dissolution or winding up of the Company, holders of all series of the Company's preferred stock, including the Preferred Stock, are entitled to receive $100 per share and upon any voluntary liquidation, dissolution or winding-up, holders of the Preferred Stock together with holders of all other series of the Company's preferred stock, are entitled to receive an amount equal to the optional redemption price applicable at the time, as fixed at the time series was authorized, in each case together with the amount of any accrued and unpaid dividends and before any distribution to holders of junior stock.

REDEMPTION

     The Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 1998, in whole or in part, at a redemption price equal to $100 per share (equivalent to $25 per Depositary Share) plus accrued and accumulated but unpaid dividends to the redemption date.

     If fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Company. From and after any redemption date (unless default shall be made by the Company in providing for the payment of the redemption price), dividends shall cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price) shall cease.

     While any divided arrearages exist on any series of preferred stock, the Company may not redeem (for a sinking fund or otherwise) less than all of the outstanding preferred stock, or purchase any preferred stock except through a purchase offer made to all holders of all series of preferred stock at the time outstanding as provided in the Articles. The rights of the holders of preferred stock called for redemption (whether for a sinking fund or otherwise) may be terminated before any redemption date upon notice and upon deposit in trust of funds necessary for such redemption, except the right to receive such funds.

DEPOSITARY SHARES

     General. In connection with the issuance of the Preferred Stock, the Company issued the Preferred Stock to the Depositary. The Depositary then issued receipts for Depositary Shares, each of which represents one-quarter of a share of the Preferred Stock.

     Each owner of a Depositary Share is entitled, proportionately, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares are evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts are distributed to those persons holding fractional shares of Preferred Stock.

     The Depositary forwards all reports and communications from the Company which are delivered to the Depositary and which the Company is required or otherwise determines to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company is liable if it is presented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement are limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     The Depositary currently acts as transfer agent and registrar for the Depositary Receipts.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of QUIDS as of the date hereof and represents the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with QUIDS held as capital assets and acquired pursuant to the Exchange Offer and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding QUIDS as a part of a hedging or conversion transaction or a straddle, United States Holders (as defined below) whose "functional currency" is not the U.S. dollar, or Non-United States Holders (as defined below) who own (actually or constructively) ten percent or more of the combined voting power of all classes of voting stock of the Company, who are present in the United States or who have any other special status with respect to the United States. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF QUIDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

     As used herein, a "United States Holder" of QUIDS means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. A "Non-United States Holder" is a holder that is not a United States Holder.

Exchange of Depositary Shares for QUIDS

     The exchange of the Depositary Shares for QUIDS pursuant to the Exchange Offer will be a taxable transaction. In the case of a United States Holder who owns (actually or constructively) solely Depositary Shares, or not more than one percent of the Preferred Stock underlying the Depositary Shares and not more than one percent of any other class of the Company's stock, gain or loss will be recognized in an amount equal to the difference between the fair market value of the QUIDS (including any pre-issuance accrued interest) at the time of the exchange and the exchanging holder's tax basis in the Depositary Shares exchanged therefor and will be long-term capital gain or loss if the Depositary Shares have been held for more than one year as of such date. A United States Holder's aggregate tax basis in the QUIDS will be equal to their fair market value at the time of the exchange.

     Holders of the Depositary Shares owning (actually or constructively) more than one percent of any class of the Company's stock are advised to consult their own tax advisers as to the income tax consequences of exchanging the Depositary Shares for QUIDS.

Original Issue Discount, Market Discount and Acquisition Premium

     Under the terms of the QUIDS, the Company has the option to defer payments of interest for up to 20 consecutive quarterly interest payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. Because of this option to extend the interest payment periods, all of the stated interest payments (excluding any pre-issuance accrued interest) on the QUIDS will be treated as "original issue discount" ("OID"). As a result, United States Holders will, in effect, be required to accrue interest income even if the holders are on the cash method of tax accounting. In addition, the amount of OID will be increased or decreased if the

"issue price" of the QUIDS (fair market value at the time of the exchange) is less than or greater than their stated principal amount. Consequently, in the event that the interest payment period is extended, a United States Holder would be required to include OID in income on an economic accrual basis notwithstanding that the Company will not make any interest payments on the QUIDS. The OID accrual rules may also accelerate the timing of a holder's recognition of income.

     To the extent a holder acquires QUIDS at a price that is less than their adjusted issue price (the fair market value of the QUIDS at the time of the exchange adjusted for the accrual of OID and interest payments), the holder will have purchased such QUIDS at a market discount. Under the market discount rules, a United States Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, QUIDS as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such QUIDS at the time of such payment or disposition. Market discount accrues ratably, or, at the election of the holder, under a constant yield method over the remaining term of the QUIDS. In addition, the United States Holder may be required to defer, until the maturity of the QUIDS or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such QUIDS. In lieu of the foregoing, a holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such holder in the taxable year of the election or thereafter, in which case the interest deferral rule will not apply. This election to include market discount in income currently may not be revoked without the consent of the Internal Revenue Service ("IRS").

     A United States Holder that purchases QUIDS for an amount that is greater than their adjusted issue price will be able to offset a portion of such acquisition premium properly allocable to a taxable year against the accrual of income on such QUIDS.

Sale, Exchange and Retirement of the QUIDS

     Upon the sale, exchange or retirement of QUIDS, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the adjusted tax basis of the QUIDS. A United States Holder's adjusted tax basis in QUIDS will, in general, be the United States Holder's initial basis therefor, increased by OID or market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the QUIDS. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the QUIDS have been held for more than one year. Under current law, net capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to a Non-United States Holder upon the exchange of the Depositary Shares for QUIDS pursuant to the Exchange Offer provided such holder certifies to the Company that such holder owns (actually or constructively) solely Depositary Shares, or not more than one percent of the Preferred Stock underlying the Depositary Shares and not more than one percent of any other class of the Company's stock. If a Non-United States Holder does not provide the certification described in the preceding sentence, the Company will withhold federal income tax at a rate of 30% of the gross proceeds paid to such holder pursuant to the Exchange Offer;

          (b) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on QUIDS owned by a Non-United States Holder, provided (i) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (ii) the beneficial owner is not a bank whose receipt of interest on the QUIDS is described in section 881(c)(3)(A) of the Code and (iii) either (y) the beneficial owner certifies to the Company or its agent, under the penalties of perjury, that it is not a U.S. person, citizen or resident and provides its name and address or (z) a financial institution holding the QUIDS on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes the Company or its agent with a copy thereof;

          (c) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or retirement of QUIDS; and

          (d) QUIDS beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that the interest payments with respect to such QUIDS would not have been, if received at the time of such individual's death, effectively connected with the conduct of a trade or business by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to (i) certain payments of principal, interest and OID paid on the QUIDS, (ii) the exchange of the Depositary Shares for the QUIDS pursuant to the Exchange Offer and (iii) to the proceeds of sale of the QUIDS made to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to payments described in (i) and (iii) of the preceding sentence if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (b)(iii) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     Payments of the proceeds from the sale by a Non-United States Holder of QUIDS and the exchange of the Depositary Shares for the QUIDS pursuant to the Exchange Offer made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is, for federal income tax purposes, a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but may be subject to information reporting. Such payment of the proceeds of the sale of QUIDS to or through the United States office of a broker is subject to information reporting and backup withholding and the exchange of the Depositary Shares for QUIDS is subject to information reporting unless the Non-United States Holder or the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 LEGAL OPINIONS

     The validity of the QUIDS will be passed upon for the Company by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and for the Dealer Managers by Simpson Thacher & Bartlett (a partnership which includes professional corporations). Simpson Thacher & Bartlett (a partnership which includes professional corporations), special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the QUIDS.

                                    EXPERTS

     The consolidated financial statements incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              INDEPENDENT AUDITORS

     The Company has engaged Deloitte & Touche LLP as independent auditors for the year ending December 31, 1995.

     With respect to the unaudited interim financial information of The Detroit Edison Company and subsidiary companies for the three-month and twelve-month periods ended March 31, 1995, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of Preferred Stock, Notices of Guaranteed Delivery and any other required documents should be sent by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             The Exchange Agent is:

                             BANKERS TRUST COMPANY

          BY HAND/OVERNIGHT COURIER                                BY MAIL
            Bankers Trust Company                           Bankers Trust Company
       Corporate Trust & Agency Group                  Corporate Trust & Agency Group
          Receipt & Delivery Window                         Reorganization Dept.
        123 Washington St., 1st Floor                           P.O. Box 1458
             New York, NY 10006                             Church Street Station
                                                           New York, NY 10008-1458

                                   Facsimile Transmission
                                       (212) 250-6275
                                       (212) 250-3290
                              (For Eligible Institutions Only)

                                    Confirm by Telephone:
                                       (212) 250-6270

                                    Shareholder Inquiries
                                       (212) 250-6270

     Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                           The Information Agent is:

                            (LOGO)Wall Street Plaza
                               New York, NY 10005
                        BANKS AND BROKERS CALL COLLECT:
                                 (212) 440-9800
                           ALL OTHERS CALL TOLL-FREE:
                                 1-800-223-2064

                The Dealer Managers for the Exchange Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                           (800) 838-3182 (Toll-Free)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Indemnification. Pursuant to Article VI of the Company's Restated Articles of Incorporation, directors of the Company will not be personally liable to the Company or its shareholders in the performance of their duties to the full extent permitted by law.

     Article VII of the Company's Restated Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Michigan Business Corporation Act or any other applicable laws as presently or hereafter in effect. In addition, pursuant to the authority granted by Article VII of the Restated Articles of Incorporation the Company has entered into indemnification agreements with its officers and directors which provide for indemnification to the maximum extent permitted by law. These agreements set forth certain procedures for the advancement by the Company of certain expenses to indemnitees.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the above provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Reference is made to Section 8 of the form of Dealer Managers Agreement filed as Exhibit 1-35 hereto for a description of the indemnification arrangements the Company is prepared to make in connection with the Offer to Exchange.

     (b) Insurance. The Company (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under three insurance policies providing aggregate coverage in the amount of $85 million.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits filed herewith.

    EXHIBIT
      NO.                                       DESCRIPTION
    -------     ----------------------------------------------------------------------------
     1-35    -- Form of Dealer Managers Agreement between the Detroit Edison Company and
                Goldman Sachs & Co.
     4-174   -- Form of Fourth Supplemental Indenture, establishing the QUIDS, including the form of QUIDS, as Exhibit A thereto.
     5-49    -- Opinion and Consent of Christopher C. Nern, Esq., Vice President and General
                Counsel of the Company.
     8-1     -- Tax Opinion of Simpson Thacher & Bartlett.
    10-60    -- Form of Restricted Stock Agreement between the Company and Frank E. Agosti,
                Susan M. Beale, Robert J. Buckler, Michael E. Champley, Haven E. Cockerham,
                Anthony F. Earley, Jr., Larry G. Garberding, Ronald W. Gresens, John E.
                Lobbia, Leslie L. Loomans and Christopher C. Nern.
    12-28    -- Computation of Ratio of Earnings to Fixed Charges.
    12-29    -- Computation of Ratio of Earnings to Fixed Charges and Preferred and
                Preference Stock Dividend Requirements.
    15-59    -- Awareness Letter of Deloitte & Touche LLP.
    23-8     -- Consent of Price Waterhouse LLP.
    23-9     -- Consent of Simpson Thacher & Bartlett (contained in Exhibit 8-1).
    25-7     -- Statement of Eligibility of Trustee (note indenture).
    99-22    -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                other Nominees.
    99-23    -- Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other nominees to their clients.
    99-24    -- Form of Letter of Transmittal.
    99-25    -- Form of Notice of Guaranteed Delivery.
    99-26    -- Questions and Answers Sheet to be sent to holders of Depositary Shares and to be used by Brokers, Dealers, Commercial Banks, Trust Companies and other nominees in responding to inquiries from their clients.
    99-27    -- Form of Custodian Agreement.
    99-28    -- Form of Exchange Agreement.
    (b) Exhibits incorporated herein by reference.
      4(a)   -- Restated Articles of Incorporation of the Company, as filed December 10,
                1991 with the State of Michigan, Department of Commerce -- Corporation and
                Securities Bureau (Exhibit 4-117 to Form 10-Q for quarter ended March 31,
                1993).
      4(b)   -- Certificate containing resolution of the Board of Directors establishing the
                Cumulative Preferred Stock, 7.75% Series as filed February 22, 1993 with the
                State of Michigan, Department of Commerce -- Corporation and Securities
                Bureau (Exhibit 4-134 to Form 10-Q for quarter ended March 31, 1993).
      4(c)   -- Certificate containing resolution of the Board of Directors establishing the
                Cumulative Preferred Stock, 7.74% Series, as filed April 21, 1993 with the
                State of Michigan, Department of Commerce -- Corporation and Securities
                Bureau (Exhibit 4-140 to Form 10-Q for quarter ended March 31, 1993).
      4(d)   -- By-Laws of the Company as amended November 25, 1991 (Exhibit 4-118 to Form
                10-K for year ended December 31, 1991).



    EXHIBIT
      NO.                                       DESCRIPTION
    -------     ----------------------------------------------------------------------------
      4(e)   -- Mortgage and Deed of Trust, dated as of October 1, 1924, between the Company
                (File No. 1-2198) and Bankers Trust Company as Trustee (Exhibit B-1 to
                Registration No. 2-1630) and indentures supplemental thereto, dated as of dates indicated below, and filed as exhibits to the filings as set forth below:
                September 1, 1947    Exhibit B-20 to Registration No. 2-7136
                October 1, 1968      Exhibit 2-B-33 to Registration No. 2-30096
                November 15, 1971    Exhibit 2-B-38 to Registration No. 2-42160
                January 15, 1973     Exhibit 2-B-39 to Registration No. 2-46595
                June 1, 1978         Exhibit 2-B-51 to Registration No. 2-61643
                June 30, 1982        Exhibit 4-30 to Registration No. 2-78941
                August 15, 1982      Exhibit 4-32 to Registration No. 2-79674
                October 15, 1985     Exhibit 4-170 to Form 10-K for year ended December 31,
                                       1994
                November 30, 1987    Exhibit 4-139 to Form 10-K for year ended December 31,
                                       1992
                July 15, 1989        Exhibit 4-171 to Form 10-K for year ended December 31,
                                       1994
                November 1, 1990     Exhibit 4-110 to Form 10-K for year ended December 31,
                                       1990
                December 1, 1989     Exhibit 4-172 to Form 10-K for year ended December 31,
                                       1994
                February 15, 1994    Exhibit 4-173 to Form 10-K for year ended December 31,
                                       1994
                April 1, 1991        Exhibit 4-111 to Form 10-Q for quarter ended March 31,
                                       1991
                May 1, 1991          Exhibit 4-112 to Form 10-Q for quarter ended June 30,
                                       1991
                May 15, 1991         Exhibit 4-113 to Form 10-Q for quarter ended June 30,
                                       1991
                September 1, 1991    Exhibit 4-116 to Form 10-Q for quarter ended September
                                       30, 1991
                November 1, 1991     Exhibit 4-119 to Form 10-K for year ended December 31,
                                       1991
                January 15, 1992     Exhibit 4-120 to Form 10-K for year ended December 31,
                                       1991
                February 29, 1992    Exhibit 4-121 to Form 10-Q for quarter ended March 31,
                                       1992
                April 15, 1992       Exhibit 4-122 to Form 10-Q for quarter ended June 30,
                                       1992
                July 15, 1992        Exhibit 4-123 to Form 10-Q for quarter ended September
                                       30, 1992
                July 31, 1992        Exhibit 4-124 to Form 10-Q for quarter ended September
                                       30, 1992
                November 30, 1992    Exhibit 4-130 to Registration No. 33-56496
                January 1, 1993      Exhibit 4-131 to Registration No. 33-56496
                March 1, 1993        Exhibit 4-141 to Form 10-Q for quarter ended March 31,
                                       1993
                March 15, 1993       Exhibit 4-142 to Form 10-Q for quarter ended March 31,
                                       1993
                April 1, 1993        Exhibit 4-143 to Form 10-Q for quarter ended March 31,
                                       1993

    EXHIBIT
      NO.                                           DESCRIPTION
    -------     ----------------------------------------------------------------------------

                April 26, 1993       Exhibit 4-144 to Form 10-Q for quarter ended March 31,
                                       1993
                May 31, 1993         Exhibit 4-148 to Registration No. 33-64296
                June 30, 1993        Exhibit 4-149 to Form 10-Q for quarter ended June 30,
                                       1993 (1993 Series AP)
                June 30, 1993        Exhibit 4-150 to Form 10-Q for quarter ended June 30,
                                       1993 (1993 Series H)
                September 15, 1993   Exhibit 4-158 to Form 10-Q for quarter ended September
                                       30, 1993
                March 1, 1994        Exhibit 4-163 to Registration No. 33-53207.
                June 15, 1994        Exhibit 4-166 to Form 10-Q for quarter ended June 30,
                                       1994.
                August 15, 1994      Exhibit 4-168 to Form 10-Q for quarter ended September
                                       30, 1994.
                December 1, 1994     Exhibit 4-169 to Form 10-Q for year ended December 31,
                                       1994.
      4(f)   -- Collateral Trust Indenture (notes), dated as of June 30, 1993 (Exhibit 4-152 to Registration No. 33-50325).
      4(g)   -- First Supplemental Note Indenture, dated as of June 30, 1993 (Exhibit 4-153 to Registration No. 33-50325).
      4(h)   -- Second Supplemental Note Indenture, dated as of September 15, 1993 (Exhibit
                4-159 to Form 10-Q for quarter ended September 30, 1993).
      4(i)   -- Third Supplemental Note Indenture, dated as of August 15, 1994 (Exhibit
                4-169 to Form 10-Q for quarter ended September 30, 1994).
      4(j)   -- Amended and Restated Standby Note Purchase Credit Facility, dated as of
                April 26, 1994, among The Detroit Edison Company, The Bank of New York, The
                Toronto-Dominion Bank, acting through its Houston Agency, Toronto-Dominion
                (Texas), Inc., as Administrative Agent and Citicorp Securities, Inc., as
                Remarketing Agent (Exhibit 99-5 to Registration No. 33-50325).
      4(k)   -- Standby Note Purchase Credit Facility, dated as of August 17, 1994, among
                The Detroit Edison Company, Barclays Bank PLC, as Bank and Administrative
                Agent, Bank of America, The Bank of New York, The Fuji Bank Limited, The
                Long-Term Credit Bank of Japan, LTD, Union Bank and Citicorp Securities,
                Inc. and First Chicago Capital Markets, Inc. as Remarketing Agents (Exhibit
                99-18 to Form 10-Q for quarter ended September 30, 1994).
    10(a)    -- Form of Indemnification Agreement between the Company and (1) Frank E.
                Agosti, (2) Gerard M. Anderson, (3) Robert J. Buckler, (4) Malcolm G. Dade,
                Jr., (5) Ronald W. Gresens, (6) Leslie L. Loomans, (7) S. Martin Taylor, (8)
                Saul J. Waldman, (9) Susan M. Beale, (10) Frederick S. Karwacki, (11)
                Douglas R. Gipson, (12) Robert J. Horn, (13) Thomas A. Hughes, (14)
                Christopher C. Nern, (15) Ronald J. Gdowski, (16) Elaine M. Godfrey, (17)
                Allen W. Anning, (18) Christopher C. Arvani, (19) James R. McGillivary, (20)
                Thomas J. Howlin, (21) Donald J. Brett, (22) Michael E. Champley, (23) T.
                Michael Holton, and (24) Haven E. Cockerham (Exhibit 10-41 to Form 10-Q for
                quarter ended June 30, 1993).
    10(b)    -- 1991 Shareholder Value Improvement Plan -- A, as amended effective January
                25, 1993 (Exhibit 10-43 to Form 10-Q for quarter ended June 30, 1993).
    10(c)    -- 1990 Shareholder Value Improvement Plan -- A, as amended January 25, 1993
                (Exhibit 10-44 to Form 10-Q for quarter ended June 30, 1993).

    EXHIBIT
      NO.                                     DESCRIPTION
    -------     ----------------------------------------------------------------------------

    10(d)    -- 1994 Officers' Shareholder Value Improvement Plan, January, 1994 (Exhibit
                10-50 to Form 10-K for year ended December 31, 1993).
    10(e)    -- Certain Arrangements pertaining to the Employment of S. Martin Taylor (Ex-
                hibit 10-38 to Form 10-K for year ended December 31, 1992).
    10(f)    -- Certain arrangements pertaining to the employment of Anthony F. Earley, Jr.
                (Exhibit 10-53 to Form 10-Q for quarter ended March 31, 1994).
    10(g)    -- Amended and Restated Savings Separation Plan, June 1994 (Exhibit 10-54 to
                Form 10-Q for quarter ended June 30, 1994.)
    10(h)    -- Certain arrangements pertaining to the employment of Haven E. Cockerham
                (Exhibit 10-55 to Form 10-Q for quarter ended September 30, 1994).
    10(i)    -- Key Employe Deferred Compensation Plan (January 1990). (Exhibit 10-21 to
                Form 10-K for year ended December 31, 1989).
    10(j)    -- Retirement Reparation Plan for Certain Employes of The Detroit Edison
                Company (as amended through May 22, 1989). (Exhibit 10-25 to Form 10-K for year ended December 31, 1989).
    10(k)    -- Benefit Equalization Plan for Certain Employes of The Detroit Edison Company
                (as amended through May 22, 1989). (Exhibit 10-26 to Form 10-K for year ended December 31, 1989).
    10(l)    -- Certain Arrangements pertaining to the Employment of Larry G. Garberding
                (Exhibit 28-52 to Form 10-Q for quarter ended June 30, 1990).
    10(m)    -- Form of Indemnification Agreement, between the Company and (1) John E.
                Lobbia, (2) Larry G. Garberding and (3) Anthony F. Earley, Jr. (Exhibit 19-7
                to Form 10-Q for quarter ended March 31, 1992).
    10(n)    -- Form of Indemnification Agreement, dated March 17, 1992, between the Company and (1) Terence E. Adderley, (2) Wendell W. Anderson, Jr., (3) Walter J.
                McCarthy, Jr., (4) Lillian Bauder, (5) David Bing, (6) Alan E. Schwartz, (7)
                William Wegner, (8) Theodore S. Leipprandt, (9) Patricia S. Longe, (10)
                Eugene A. Miller, (11) Dean E. Richardson, (12) David M. Gates, and (13)
                Otis M. Smith (Exhibit 19-8 to Form 10-Q for quarter ended March 31, 1992).
    10(o)    -- Supplemental Long Term Disability Plan, dated November 5, 1991 (Exhibit
                10-32 to Form 10-K for year ended December 31, 1991).
    10(p)    -- Executive Vehicle Program, dated October 1, 1993 (Exhibit 10-47 to Form 10-Q for quarter ended September 30, 1993).
    10(q)    -- Amendment No. 1 to Executive Vehicle Plan, November 1993 (Exhibit 10-58 to
                Form 10-K for year ended December 31, 1993).
    10(r)    -- Certain arrangements pertaining to the employment of Gerard M. Anderson (Ex-
                hibit 10-40 to Form 10-K for year ended December 31, 1993).
    10(s)    -- Restated Management Supplemental Benefit Plan, January 1994 (Exhibit 10-57
                to Form 10-K for year ended December 31, 1993).
    10(t)    -- Amended and Restated 1994 Officers' Shareholder Value Improvement Plan (1994
                and subsequent years, January 23, 1995). (Exhibit 10-56 to Form 10-K for year ended December 31, 1994).
    10(u)    -- 1995 Officers' Shareholder Value Improvement Plan (January 23, 1995)
                (Exhibit 10-57 to Form 10-K for year ended December 31, 1994).
    10(v)    -- Plan for Deferring the Payment of Directors' Fees (January 23, 1995)
                (Exhibit 10-58 to Form 10-K for year ended December 31, 1994).
    10(w)    -- Retirement Plan for Non-Employe Directors (February 27, 1995) (Exhibit 10-59
                to Form 10-K for year ended December 31, 1994).

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 16th day of June, 1995.

                                            THE DETROIT EDISON COMPANY
                                                 (Registrant)

                                            By: /s/ JOHN E. LOBBIA

                                              ----------------------------------
                                              (John E. Lobbia,
                                              Chairman of the Board and
                                              Chief Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                        DATE
              ---------                                 -----                        ----

Principal Executive Officer:

         /s/ JOHN E. LOBBIA              Chairman of the Board, Chief           June 16, 1995
- -------------------------------------    Executive Officer and Director
          (John E. Lobbia)

Principal Operating Officer:

     /s/ ANTHONY F. EARLEY, JR.          President, Chief Operating Officer     June 16, 1995
- -------------------------------------    and Director
      (Anthony F. Earley, Jr.)

Principal Financial Officer:

       /s/ LARRY G. GARBERDING           Executive Vice President, Chief        June 16, 1995
- -------------------------------------    Financial Officer and Director
        (Larry G. Garberding)

Principal Accounting Officer:

        /s/ RONALD W. GRESENS            Vice President and Controller          June 16, 1995
- -------------------------------------
         (Ronald W. Gresens)

                                   DIRECTORS

                               /s/ T. E. ADDERLEY
           ---------------------------------------------------------
                              Terence E. Adderley

                               /s/ LILLIAN BAUDER
           ---------------------------------------------------------
                                 Lillian Bauder

                                 /s/ DAVID BING
           ---------------------------------------------------------
                                   David Bing


           ---------------------------------------------------------
                                Allan D. Gilmour

                           /s/ THEODORE S. LEIPPRANDT
           ---------------------------------------------------------
                             Theodore S. Leipprandt

                             /s/ PATRICIA S. LONGE
           ---------------------------------------------------------
                               Patricia S. Longe

                              /s/ EUGENE A. MILLER
           ---------------------------------------------------------
                                Eugene A. Miller

                             /s/ DEAN E. RICHARDSON
           ---------------------------------------------------------
                               Dean E. Richardson

                              /s/ ALAN E. SCHWARTZ
           ---------------------------------------------------------
                                Alan E. Schwartz

                               /s/ WILLIAM WEGNER
           ---------------------------------------------------------
                                 William Wegner

                                 EXHIBIT INDEX

     (A) EXHIBITS FILED HEREWITH


                                                                                  SEQUENTIALLY
EXHIBIT                                                                            NUMBERED
NUMBER                                  DESCRIPTION                                  PAGE
- -------     -------------------------------------------------------------------  ------------
 1-35    -- Form of Dealer Managers Agreement between the Detroit Edison
            Company and Goldman Sachs & Co.
 4-174   -- Form of Fourth Supplemental Indenture, establishing the QUIDS, including the form of QUIDS, as Exhibit A thereto.
 5-49    -- Opinion and Consent of Christopher C. Nern, Esq., Vice President
            and General Counsel of the Company.
 8-1     -- Tax Opinion of Simpson Thacher & Bartlett.
10-60    -- Form of Restricted Stock Agreement between the Company and Frank E.
            Agosti, Susan M. Beale, Robert J. Buckler, Michael E. Champley,
            Haven E. Cockerham, Anthony F. Earley, Jr., Larry G. Garberding,
            Ronald W. Gresens, John E. Lobbia, Leslie L. Loomans and
            Christopher C. Nern.
12-28    -- Computation of Ratio of Earnings to Fixed Charges.
12-29    -- Computation of Ratio of Earnings to Fixed Charges and Preferred and
            Preference Stock Dividend Requirements.
15-59    -- Awareness Letter of Deloitte & Touche LLP.
23-8     -- Consent of Price Waterhouse LLP.
23-9     -- Consent of Simpson Thacher & Bartlett (contained in Exhibit 8-1).
25-7     -- Statement of Eligibility of Trustee (note indenture).
99-22    -- Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees.
99-23    -- Form of Letter from Brokers, Dealers, Commercial Banks, Trust
            Companies and other nominees to their clients.
99-24    -- Form of Letter of Transmittal.
99-25    -- Form of Notice of Guaranteed Delivery.
99-26    -- Questions and Answers Sheet to be sent to holders of Depositary
            Shares and to be used by Brokers, Dealers, Commercial Banks, Trust
            Companies and other nominees in responding to inquiries from their clients.
99-27    -- Form of Custodian Agreement.
99-28    -- Form of Exchange Agreement.
(b) Exhibits incorporated herein by reference. See page nos.    to    for
  location of Exhibits incorporated by reference.
  4(a)   -- Restated Articles of Incorporation of the Company, as filed
            December 10, 1991 with the State of Michigan, Department of
            Commerce -- Corporation and Securities Bureau.
  4(b)   -- Certificate containing resolution of the Board of Directors establishing the Cumulative Preferred Stock, 7.75% Series as filed
            February 22, 1993 with the State of Michigan, Department of
            Commerce -- Corporation and Securities Bureau.
  4(c)   -- Certificate containing resolution of the Board of Directors establishing the Cumulative Preferred Stock, 7.74% Series, as filed
            April 21, 1993 with the State of Michigan, Department of Commerce
            -- Corporation and Securities Bureau.
  4(d)   -- By-Laws of the Company as amended November 25, 1991.


                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUMBER                                  DESCRIPTION                                   PAGE
- -------     ---------------------------------------------------------------------------------
  4(e)   -- Mortgage and Deed of Trust, dated as of October 1, 1924, between the Company and Bankers Trust Company as Trustee and indentures supplemental thereto, dated as of dates indicated below:
            September 1, 1947
            October 1, 1968
            November 15, 1971
            January 15, 1973
            June 1, 1978
            June 30, 1982
            August 15, 1982
            October 15, 1985
            November 30, 1987
            July 15, 1989
            November 1, 1990
            December 1, 1989
            February 15, 1994
            April 1, 1991
            May 1, 1991
            May 15, 1991
            September 1, 1991
            November 1, 1991
            January 15, 1992
            February 29, 1992
            April 15, 1992
            July 15, 1992
            July 31, 1992
            November 30, 1992
            January 1, 1993
            March 1, 1993
            March 15, 1993
            April 1, 1993
            April 26, 1993
            May 31, 1993
            June 30, 1993
            June 30, 1993
            September 15, 1993
            March 1, 1994
            June 15, 1994
            August 15, 1994
            December 1, 1994
  4(f)   -- Collateral Trust Indenture (notes), dated as of June 30, 1993.
  4(g)   -- First Supplemental Note Indenture, dated as of June 30, 1993.
  4(h)   -- Second Supplemental Note Indenture, dated as of September 15, 1993.


                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUMBER                                  DESCRIPTION                                   PAGE
- -------     -------------------------------------------------------------------   ------------
 4(i)    -- Third Supplemental Note Indenture, dated as of August 15, 1994.
 4(j)    -- Amended and Restated Standby Note Purchase Credit Facility, dated as of April 26, 1994, among The Detroit Edison Company, The Bank of
            New York, The Toronto-Dominion Bank, acting through its Houston
            Agency, Toronto-Dominion (Texas), Inc., as Administrative Agent and
            Citicorp Securities, Inc., as Remarketing Agent.
 4(k)    -- Standby Note Purchase Credit Facility, dated as of August 17, 1994, among The Detroit Edison Company, Barclays Bank PLC, as Bank and
            Administrative Agent, Bank of America, The Bank of New York, The
            Fuji Bank Limited, The Long-Term Credit Bank of Japan, LTD, Union
            Bank and Citicorp Securities, Inc. and First Chicago Capital
            Markets, Inc. as Remarketing Agents.
10(a)    -- Form of Indemnification Agreement between the Company and (1) Frank
            E. Agosti, (2) Gerard M. Anderson, (3) Robert J. Buckler, (4)
            Malcolm G. Dade, Jr., (5) Ronald W. Gresens, (6) Leslie L. Loomans,
            (7) S. Martin Taylor, (8) Saul J. Waldman, (9) Susan M. Beale, (10)
            Frederick S. Karwacki, (11) Douglas R. Gipson, (12) Robert J. Horn,
            (13) Thomas A. Hughes, (14) Christopher C. Nern, (15) Ronald J.
            Gdowski, (16) Elaine M. Godfrey, (17) Allen W. Anning, (18)
            Christopher C. Arvani, (19) James R. McGillivary, (20) Thomas J.
            Howlin, (21) Donald J. Brett, (22) Michael E. Champley, (23) T.
            Michael Holton, and (24) Haven E. Cockerham.
10(b)    -- 1991 Shareholder Value Improvement Plan -- A, as amended effective
            January 25, 1993.
10(c)    -- 1990 Shareholder Value Improvement Plan -- A, as amended January
            25, 1993.
10(d)    -- 1994 Officers' Shareholder Value Improvement Plan, January, 1994
            (Exhibit 10-50 to Form 10-K for year ended December 31, 1993).
10(e)    -- Certain Arrangements pertaining to the Employment of S. Martin
            Taylor.
10(f)    -- Certain arrangements pertaining to the employment of Anthony F.
            Earley, Jr..
10(g)    -- Amended and Restated Savings Separation Plan, June 1994 (Exhibit
            10-54 to Form 10-Q for quarter ended June 30, 1994).
10(h)    -- Certain arrangements pertaining to the employment of Haven E.
            Cockerham.
10(i)    -- Key Employe Deferred Compensation Plan (January 1990).
10(j)    -- Retirement Reparation Plan for Certain Employes of The Detroit
            Edison Company (as amended through May 22, 1989).
10(k)    -- Benefit Equalization Plan for Certain Employes of The Detroit
            Edison Company (as amended through May 22, 1989).
10(l)    -- Certain Arrangements pertaining to the Employment of Larry G.
            Garberding.
10(m)    -- Form of Indemnification Agreement, between the Company and (1) John
            E. Lobbia, (2) Larry G. Garberding and (3) Anthony F. Earley, Jr.


                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUMBER                                  DESCRIPTION                                  PAGE
- -------     -------------------------------------------------------------------  ------------
10(n)    -- Form of Indemnification Agreement, dated March 17, 1992, between the Company and (1) Terence E. Adderley, (2) Wendell W. Anderson,
            Jr., (3) Walter J. McCarthy, Jr., (4) Lillian Bauder, (5) David
            Bing, (6) Alan E. Schwartz, (7) William Wegner, (8) Theodore S.
            Leipprandt, (9) Patricia S. Longe, (10) Eugene A. Miller, (11) Dean
            E. Richardson, (12) David M. Gates, and (13) Otis M. Smith.
10(o)    -- Supplemental Long Term Disability Plan, dated November 5, 1991.
10(p)    -- Executive Vehicle Program, dated October 1, 1993.
10(q)    -- Amendment No. 1 to Executive Vehicle Plan, November 1993.
10(r)    -- Certain arrangements pertaining to the employment of Gerard M.
            Anderson.
10(s)    -- Restated Management Supplemental Benefit Plan, January 1994.
10(t)    -- Amended and Restated 1994 Officers' Shareholder Value Improvement
            Plan (1994 and subsequent years, January 23, 1995).
10(u)    -- 1995 Officers' Shareholder Value Improvement Plan (January 23,
            1995).
10(v)    -- Plan for Deferring the Payment of Directors' Fees (January 23,
            1995).
10(w)    -- Retirement Plan for Non-Employe Directors (February 27, 1995).